EXHIBIT 2

                                   AGREEMENT

                                       OF

                               PURCHASE AND SALE

                                 by and between

                     SOUTHEAST APARTMENTS MANAGEMENT, INC.,

                       PARTNERS IN COMMUNICATIONS, INC.,

            JOHN C. HARMON, JEFFERY W. KENTNER, THOMAS J. WHITE, JR.

                                      and

                       UNITED DOMINION REALTY TRUST, INC.

                                  July 1, 1996


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                               TABLE OF CONTENTS
                                                                           Page
                                   ARTICLE I.

                       DEFINITIONS; RULES OF CONSTRUCTION

1.01   Definitions..........................................................  2
1.02   Rules of Construction................................................  7

                                  ARTICLE II.

                  PURCHASE AND SALE; PURCHASE PRICE; DEPOSIT;
                           ASSIGNMENT AND ASSUMPTION

2.01   Acquisitions at Closing; Purchase Price;
       Assumption of Liabilities............................................  8
2.02   Deposit..............................................................  9
2.03   Assumption of Liabilities............................................  9

                                  ARTICLE III.

                              DUE DILIGENCE PERIOD

3.01   Due Diligence Period................................................. 10
3.02   Access and Inspection................................................ 10
3.03   Assumed Loan Documents............................................... 11

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.01   Representations and Warranties of the Sellers........................ 11

                                   ARTICLE V.

            REPRESENTATIONS AND WARRANTIES OF PIC AND THE PRINCIPALS

5.01   Representations and Warranties of PIC and the
       Principals........................................................... 18

                                  ARTICLE VI.

               REPRESENTATIONS AND WARRANTIES OF UNITED DOMINION

6.01   Representations and Warranties of United Dominion.................... 21

                                  ARTICLE VII.

                                   COVENANTS

7.01   Conduct of Business Prior to Closing................................. 26
7.02   Cooperative Action................................................... 29



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7.03   Publicity............................................................ 29
7.04   Listing Application.................................................. 29
7.05   Further Action....................................................... 29
7.06   Reorganization....................................................... 30
7.07   Notice of Certain Events............................................. 30
7.08   No Trading; Confidentiality.......................................... 30
7.09   Second Rent Roll..................................................... 31
7.10   SAM Financial Statements............................................. 31
7.11   Allocation of Purchase Price......................................... 31

                                 ARTICLE VIII.

                        CONDITIONS PRECEDENT TO CLOSING

8.01   Conditions to Each Party's Obligations............................... 31
8.02   Conditions Precedent to United Dominion's
       Obligations.......................................................... 32
8.03   Conditions Precedent to Sellers' and PIC's
       Obligations.......................................................... 34

                                  ARTICLE IX.

                                    CLOSING

9.01   Closing.............................................................. 35
9.02   Prorations and Post-Closing Adjustments.............................. 35
9.03   Deliveries of Sellers................................................ 36
9.04   United Dominion's Deliveries......................................... 38
9.05   Deliveries of PIC and the Principals................................. 41
9.06   Deposit.............................................................. 41

                                   ARTICLE X.

                           CONDEMNATION AND CASUALTY;
                               TERMINATION RIGHTS

10.01         Condemnation and Casualty..................................... 41
10.02         Termination by United Dominion................................ 43
10.03         Termination by Sellers........................................ 44
10.04         Termination by Mutual Agreement or by
              External Event................................................ 45

                                  ARTICLE XI.

                                  INDEMNITIES

11.01         United Dominion Indemnities................................... 45
11.02         Principals' Indemnities....................................... 46
11.03         Procedure; Set-Off............................................ 46
11.04         Waiver of Representations and Warranties...................... 48
11.05         Letters of Credit............................................. 48

                                 ARTICLE XII.


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                                   EMPLOYEES

12.01         Property Employees............................................ 49
12.02         Indemnification............................................... 49

                                 ARTICLE XIII.

                                 MISCELLANEOUS

13.01         Notice........................................................ 51
13.02         Successors and Assigns........................................ 52
13.03         Severability.................................................. 52
13.04         Entire Agreement.............................................. 52
13.05         Modification.................................................. 52
13.06         Incorporation by Reference.................................... 52
13.07         Cooperation; Further Assurances............................... 52
13.08         Time is of the Essence........................................ 52
13.09         Days.......................................................... 52
13.10         Applicable Law................................................ 53
13.11         Like-Kind Exchange............................................ 53
13.12         Survival of Representations and Warranties.................... 53
13.13         Counterparts.................................................. 53
13.14         Sellers' Obligations.......................................... 53
13.15         Expenses...................................................... 53
13.16         Transfer Taxes and Fees....................................... 54
13.17         No Third Party Beneficiaries.................................. 54



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                             EXHIBITS AND SCHEDULES

Exhibit                             Title

   A                        Real Properties
   B-1                      Bill of Sale, Assignment and Assumption
                            (Cable)
   B-2                      Bill of Sale, Assignment and Assumption
                            (Real Properties)
   C                        Warranty Deed
   D                        Escrow Agreement
   E                        Fixed Assets
   F                        Loan Documents
   G-1                      Principals' Investment Agreement
   G-2                      Note Holders' Investment Agreement
   H                        Lockup Agreement
   I                        Management Contracts
   J                        Mortgagee Estoppel Letter
   K                        Permitted Exceptions
   L-1                      Existing Title Policies
   L-2                      Existing Surveys
   L-3                      United Dominion Title Policies and Surveys
   M                        Service Contracts
   N                        Form of United Dominion Promissory Note
   O                        GAAP Allocation Schedule
   P-1                      Audit Affidavit
   P-2                      Audit Affidavit (PIC)
   Q                        Covenants Not to Compete
   R                        Cable Lease
   S                        Letter of Credit
   T                        Transfer Taxes
   U                        Purchase Price Allocation
   V                        First Rent Roll
   W                        Taxes



 Schedule                                    Title

   1                        Legal Descriptions of Real Properties


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                         AGREEMENT OF PURCHASE AND SALE

        THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement"), dated as of July 1, 1996, by and between SOUTHEAST APARTMENTS MANAGEMENT, INC., a North Carolina corporation ("SAM"), PARTNERS IN COMMUNICATIONS, INC., a North Carolina corporation ("PIC"), JOHN C. HARMON, JEFFERY W. KENTNER and THOMAS L. WHITE, JR. (the "Principals" and, together with SAM, the "Sellers") and UNITED DOMINION REALTY TRUST, INC., a Virginia corporation ("United Dominion") recites and provides:

RECITALS:

        A. Each of the entities set forth on Exhibit A (the "Real Property Owners") is the fee simple owner of the properties listed beside its name on Exhibit A and more particularly described in Schedule 1 (the "Real Properties"). The Sellers, or one or more of them, have received consents from the owners of each Real Property Owner for the conveyance of the Real Properties to United Dominion pursuant to this Agreement.

        B. SAM manages the Real Properties pursuant to certain management contracts (the "Management Contracts").

        C. The Principals are the owners of all of the issued and outstanding shares of capital stock of SAM.

        D. PIC owns and operates certain cable television systems serving certain of the Real Properties (the "Cable Assets").

        E. United Dominion desires to purchase, and the Sellers desire to sell for the accounts of the respective Real Property Owners, the Real Properties on the terms and conditions set forth hereinafter.

        F. United Dominion desires to acquire and assume substantially all of the assets of SAM, including the Management Contracts and certain other liabilities as expressly provided herein, and SAM desires to transfer and assign substantially all of the assets of SAM, including the Management Contracts and such liabilities, to United Dominion on the terms and conditions set forth hereinafter.

        G. United Dominion desires to purchase, and PIC and the Principals desire to sell, the Cable Assets on the terms and conditions set forth hereinafter.

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AGREEMENT:

        NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                       DEFINITIONS; RULES OF CONSTRUCTION

        1.011 Definitions. The following terms shall have the indicated meanings:

        An "Affiliate" of any person is a person controlling, controlled by or under common control with such person, with "control" being determined in accordance with concepts developed under the securities laws of the United States.

        "Assumed Contracts" shall mean the Assumed Loan Documents, the Management Contracts, the Service Contracts and the Tenant Leases.

        "Assumed Loan Documents" shall mean all Loan Documents in connection with the Assumed Notes.

        "Assumed Notes" shall have the meaning set forth in Section 2.01(a)(i).

        "Assumption Component" shall have the meaning set forth in Section 2.01(a)(i).

        "Authorizations" shall mean all material licenses, permits and approvals required by any governmental body with jurisdiction over such Real Property Owner for the ownership, operation and use by such Real Property Owner of such Real Property as an apartment community.

        "Average Sales Price" shall mean the average of the closing sales prices of the United Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the 10 trading days immediately preceding the Closing.

        "Bill of Sale (Cable)" shall mean the Bill of Sale, Assignment and Assumption in the form attached as Exhibit B-1.

        "Bill of Sale (Real Property)" shall mean the Bill of Sale and Assignment Agreement in the form attached as Exhibit B-2.

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        "Cable Assets" shall mean all of the tangible personal property owned by
PIC and used in the operation and maintenance of the cable television systems serving the Real Properties, all as identified in Exhibit B-1.

        "Cable Authorizations" shall mean all material licenses, permits and approvals required by any governmental body with jurisdiction over such Cable Assets for the ownership, operation and use by PIC of such Cable Assets.

        "Cable Purchase Price" shall have the meaning set forth in Section 2.01(c).

        "Cash Component" shall have the meaning set forth in Section
2.01(a)(ii).

        "Closing" shall mean the meeting described in Section 9.01.

        "Closing Date" shall be August 15, 1996, or such other date as the parties may agree upon or specify pursuant to Sections 9.01, 10.02 or 10.03.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Covenants Not to Compete" shall mean the covenants not to compete referred to in Section 9.03(q).

        "Deed" shall mean the warranty deed in the form attached as Exhibit C (with such changes as are customary in the jurisdiction of the subject Real Property) naming as grantee either United Dominion or an Affiliate of United Dominion, as United Dominion shall specify.

        "Deposit" shall have the meaning set forth in Section 2.02.

        "Due Diligence Period" shall mean the period from the date hereof until 11:59 P.M. Richmond, Virginia, time on July 20, 1996.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, which together with SAM would be treated as a single employer under Code Sections 414(b), (c), (m) or (o).

        "Escrow Agent" shall mean Lawyers Title Insurance Corporation or other escrow agent reasonably acceptable to United Dominion and SAM.

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        "Escrow Agreement" shall mean the Escrow Agreement to be entered into among United Dominion, SAM and the Escrow Agent, in substantially the form of Exhibit D.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "First Rent Roll" shall mean the rent rolls for the Real Properties attached hereto as Exhibit V.

        "Fixed Assets" shall mean all tangible personal property owned by each Real Property Owner or SAM and used in the rental, operation and maintenance of the Real Properties as of the Closing Date, including but not limited to all fixed assets, chattels, machines, machinery, equipment, leasehold improvements, computer hardware, computer software, fixtures, furniture, furnishings, pool equipment, and implements (including related parts, tools and accessories of all kinds), all as identified on Exhibit E.

        "Former Owner" shall mean any predecessor to any Real Property Owner in title to any Real Property that was, at the time such Real Property was owned by it, an Affiliate of such Real Property Owner or any of the Sellers or with respect to which any of the Sellers was a fiduciary.

        "Interest Rate Swap Agreements" shall mean the interest rate swap agreements more particularly described on Exhibit F. Exhibit F identifies all of the Interest Rate Swap Agreements relating to the Real Properties.

        "Investment Agreement" shall mean an Investment Agreement in substantially the form of Exhibit G-1 (for the Principals) or Exhibit G-2 (for the Note Holders).

        "Investor" shall mean any current or former shareholder, partner, member or other owner of an interest in any Real Property Owner or Former Owner.

        "Knowledge of PIC" or words of similar import shall mean the actual knowledge of one or more of the Principals after due inquiry. For purposes of this definition, "due inquiry" shall mean inquiry of each other Principal.

        "Knowledge of Sellers" or words of similar import shall mean the actual knowledge of one or more of the Principals after due inquiry. For purposes of this definition, "due inquiry" shall mean inquiry of each other Principal, Rick Hopkins, Tiffany Gay and Jim Grdich.

        "Knowledge of United Dominion" or words of similar import shall mean the actual knowledge after due inquiry of one or more of John P. McCann, James Dolphin, Milton A. Scott, Jr., Barry M. Kornblau, Richard B. Chess and Katheryn
E. Surface.

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        "Lender" shall mean any holder of a Note and the counterparty on any transaction pursuant to the Interest Rate Swap Agreements.

        "Loan" shall mean a mortgage loan secured by a Mortgage from a Lender to a Real Property Owner or any other indebtedness, as more particularly described on Exhibit F.

        "Loan Documents" shall mean the Notes, the Mortgages, the Interest Rate Swap Agreements, and all other documents evidencing or securing a Loan.

        "Lockup Agreement" shall mean the Lockup Agreement between the Principals and Smith Barney Inc. (or another securities broker-dealer selected by the Principals and reasonably acceptable to United Dominion) in substantially the form of Exhibit H.

        "Management Contract" and "Management Contracts" shall mean the management contracts relating to the Real Properties to which the Real Property Owners and SAM are parties or by which the Real Property Owners and SAM are bound and which are set forth on Exhibit I.

        "Mortgage" shall mean each deed of trust or mortgage more particularly described on Exhibit F.

        "Mortgagee Estoppel Letter" shall mean an estoppel letter in substantially the form of Exhibit J, executed and delivered by each Lender at the Closing.

        "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

        "Notes" shall mean the notes more particularly described on Exhibit F. The outstanding principal balance of each Note as of the date hereof and the amount of accrued but unpaid interest and other fees with respect to such Note is approximately the amount set forth on Exhibit F. Exhibit F identifies the Notes and related Mortgages and other Loan Documents to be assumed by United Dominion at the Closing pursuant to Section 2.01(a)(i).

        "Note Component" shall have the meaning set forth in Section
2.01(a)(iii).

        "Note Holders" shall mean each proposed holder of the United Dominion Notes to be issued pursuant to Section 2.01(a)(iii).

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        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Option" shall mean that certain Option Agreement of even date herewith among United Dominion, the Principals and certain Real Property Owners.

        "Permitted Exceptions" shall mean those easements, restrictions, encumbrances, liens, pledges and security interests relating to the Real Properties, the Fixed Assets and the Cable Assets (i) listed on Exhibit K, (ii) described in the title policies listed on Exhibit L-1 and surveys listed on Exhibit L-2 delivered by Sellers to United Dominion, (iii) described in the title insurance policy commitments and surveys obtained by United Dominion identified on Exhibit L-3 and delivered to Sellers, and (iv) listed in the Seller Disclosure Letter.

        "Purchase Price" shall have the meaning set forth in Section 2.01(a).

        "Real Property" and "Real Properties" shall mean the property or properties, together with all improvements thereon and appurtenances thereto belonging, as more particularly described on Schedule 1 to be transferred to United Dominion at the Closing pursuant to this Agreement.

        "Real Property Owner" shall have the meaning set forth in Recital A.

        "Rent Roll" shall mean the most recently delivered of the First Rent Roll and the Second Rent Roll.

        "S corporation" shall mean an "S corporation" as defined in Subchapter S of Chapter 1 of the Code.

        "SAM Financial Statements" shall have the meaning set forth in Section 7.10.

        "Second Rent Roll" shall mean the rent rolls delivered by Sellers to United Dominion pursuant to Section 7.09.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller Disclosure Letter" shall mean the disclosure letter referring to the relevant Sections of this Agreement and delivered by the Sellers and PIC to United Dominion at least five business days prior to expiration of the Due Diligence Period.

        "Service Contracts" shall mean all agreements with respect to the operation, use and maintenance of a Real Property (excluding any Tenant Leases and including any laundry lease), all of which are listed on Exhibit M.

                                       6


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        "Subsidiary," when used with respect to any party, shall mean any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

        "Tenant Accounts" shall mean the bank accounts of Sellers or the Real Property Owners to which the funds relating to the Real Properties and referred to in Section 4.01(q) have been deposited.

        "Tenant Leases" shall mean all of the leases between the Real Property Owners and tenants at the Real Properties as set forth on the latest Rent Roll delivered to United Dominion pursuant to this Agreement.

        "Title Company" shall mean Lawyers Title Insurance Corporation or other title insurance company acceptable to United Dominion.

        "United Common Stock" shall mean the Common Stock, $1 par value, of United Dominion.

        "United Common Stock Consideration" shall have the meaning set forth in
Section 2.01(b)(i).

        "United Disclosure Letter" shall mean the disclosure letter referring to the relevant Sections of this Agreement and delivered by United Dominion to Sellers at least five business days prior to expiration of the Due Diligence Period.

        "United Dominion Note" shall mean the promissory note or notes of United Dominion in the form of Exhibit N.

        "United Material Adverse Effect" shall have the meaning set forth in
Section 6.01(a).

        "VSCA" shall mean the Virginia Stock Corporation Act, as amended.

        1.012 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

        (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

        (b) All references herein to particular articles, sections, subsections or clauses are references to articles, sections, subsections or clauses of this Agreement.

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        (c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

        (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto or amendments hereof.

                                  ARTICLE II.

                  PURCHASE AND SALE; PURCHASE PRICE; DEPOSIT;
                           ASSIGNMENT AND ASSUMPTION

       2.01 Acquisitions at Closing; Purchase Price; Assumption of Liabilities.
(a) At the Closing, United Dominion agrees to purchase and assume, and Sellers and PIC agree to sell and assign, the Real Properties, the Fixed Assets, the Cable Assets and the Assumed Contracts relating to the Real Properties, other than the assets of SAM, including the Management Contracts, for the sum of One Hundred Fifty-Eight Million Nine Hundred Thirty Thousand Dollars ($158,930,000) (the "Purchase Price"), consisting of (i) assumption or repayment by United Dominion or an Affiliate of United Dominion at the Closing (the "Assumption Component") of the indebtedness represented by the Notes relating to the Real Properties indicated on Exhibit F (the "Assumed Notes"), the amount of the Assumption Component equalling the aggregate principal amount of the Assumed Notes (approximately One Hundred Ten Million Five Hundred Thirty Thousand Dollars ($110,530,000) as of the date of this Agreement) and any accrued but unpaid interest thereon and accrued but unpaid fees related to the applicable borrower's nonperformance in connection therewith, outstanding at the Closing,
(ii) Twenty-Three Million Four Hundred Thousand Dollars ($23,400,000) in cash, in immediately available funds (the "Cash Component"), and (iii) a United Dominion Note or Notes in the aggregate original principal amount of Twenty-Five Million Dollars ($25,000,000) (the "Note Component"). The United Dominion Notes shall bear interest at the rate of 7.1% per annum and shall mature on December 31, 1996.

                                       8

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The United Dominion Notes may be divided and subdivided and will be negotiable
(subject to customary restrictions on transfer pursuant to applicable securities laws). In addition, at the Closing, United Dominion shall pay to Sellers, in immediately available funds, the amount of all sums being held in escrow by the holders of the Assumed Notes (as confirmed in the Mortgagee Estoppel Letters delivered at the Closing) and assigned and transferred to United Dominion. Other adjustments of the Purchase Price are provided for elsewhere in this Agreement. Unless otherwise expressly provided in this Agreement, all such adjustments shall be effected through adjustment of the Cash Component exclusively.

        (b) (i) At the Closing, United Dominion agrees to acquire and assume, and SAM agrees to transfer and assign, substantially all of the assets of SAM, including the Management Contracts, in exchange for shares of United Common Stock issuable to the Principals, as shareholders of SAM, pursuant to this Agreement, with such United Common Stock having an agreed value of TwentyFive Million Dollars ($25,000,000) (the "United Common Stock Consideration"). The parties recognize that the actual value at the Closing of the United Common Stock Consideration may vary from its agreed value stated above and agree that the adjustments provided for in Section 2.01(b)(ii) shall be the only adjustments of the United Common Stock Consideration and the Purchase Price required on account of any such variation. For federal income tax purposes, United Dominion and Sellers shall allocate the Purchase Price to the Real Properties and the United Common Stock Consideration to the Management Contracts.

               (ii) The United Common Stock Consideration shall consist of 1,639,344 shares of United Common Stock; provided, that if the Average Sales Price is less than $14, the United Common Stock Consideration shall consist of the number of whole shares of United Common Stock determined according to the following formula:

                      N      =              $22,950,819.67

                                                   A

where          A =    the Average Sales Price; and

        N = such number of shares of United Common Stock.

       2.02 Deposit. Simultaneously with execution of this Agreement by all parties hereto, United Dominion is depositing Five Hundred Thousand Dollars ($500,000) as a good faith deposit (together with any interest thereon and additions thereto, the "Deposit") with the Escrow Agent which shall be held by the Escrow Agent pursuant to the terms of this Agreement and the terms of the Escrow Agreement to be executed simultaneously with the execution of this

                                       9


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Agreement. In the event this Agreement is not terminated pursuant to Section
3.01 or 3.03, United Dominion shall deposit with the Escrow Agent an additional Nine Million Five Hundred Thousand Dollars ($9,500,000) on the first business day following the expiration of the Due Diligence Period. In the event that the Closing is extended beyond August 15, 1996 pursuant to Section 9.01 or Section 10.03, and as a condition precedent to any such extension, United Dominion shall deposit with the Escrow Agent an additional Two Million Five Hundred
Thousand Dollars ($2,500,000) on the first day of each week of each such extension. All such deposits shall constitute a portion of the Deposit for all purposes of this Agreement.

       2.03 Assumption of Liabilities. At the Closing, United Dominion will assume, and Sellers will assign, the Assumed Contracts and the Tenant Accounts. Except as specifically set forth herein with respect to the performance by United Dominion of obligations arising under the Assumed Contracts and Tenant Accounts from and after the Closing, as applicable, and except for the assumption of expenses relating to the Real Properties as contemplated by
Section 9.02, United Dominion does not and will not assume any liability or obligation of any kind of any of SAM, the Principals, the Real Property Owners or PIC, or any obligation relating to the business of SAM, the Principals, the Real Property Owners or PIC or the use of the Real Properties, Tenant Accounts, the Fixed Assets or the Cable Assets or performance by SAM, the Principals or the Real Property Owners under the Assumed Contracts prior to the Closing whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise.

                                  ARTICLE III.

                              DUE DILIGENCE PERIOD

        3.01 Due Diligence Period. United Dominion shall have the Due Diligence Period to make its various inspections of the Real Properties, the Fixed Assets and the Cable Assets and review the books and records, title and all other matters relating to the Real Properties, the Assumed Contracts, the Tenant Accounts, the Fixed Assets, the Cable Assets, the Real Property Owners, SAM and PIC. If during the Due Diligence Period either (i) United Dominion shall determine, in its sole discretion, that for any reason it is not satisfied with the Real Properties, the Assumed Contracts, the Tenant Accounts, the Fixed Assets, the Cable Assets, SAM or PIC (or any of them) or the legal position with respect to any matter of the Sellers (or any of them), any Real Property Owner or PIC or any of their general partners or other controlling persons, or (ii) the Sellers shall determine that the United Disclosure Letter discloses a material change to United Dominion's representations and warranties pursuant to
Article VI, then United Dominion or Sellers, as the case may be, may terminate

                                       10

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this Agreement by written notice to Sellers or United Dominion, as the case may be, and United Dominion shall receive a return of the Deposit, with no party to this Agreement having any further liability to the others (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03). United Dominion or Sellers, as the case may be, shall give written notice of exercise of the option to terminate this Agreement pursuant to this Section 3.01 on or prior to the expiration of the Due Diligence Period, or the right shall be deemed to be waived.

        3.02 Access and Inspection. SAM and PIC hereby grant to United Dominion and its authorized agents a license to enter at its own risk and expense upon the Real Properties and the premises of SAM and PIC at any reasonable time during the Due Diligence Period subject to the rights of any tenants in the Real Properties for the purpose of inspecting and testing the condition or status of the Real Properties, the Fixed Assets and the Cable Assets and verifying the representations, warranties and covenants set forth in this Agreement, provided that (i) United Dominion shall not unreasonably interfere with the usual operation of any Real Property, the Fixed Assets or the Cable Assets and shall not unreasonably interfere with the occupancy of any tenant of such Real Property and (ii) United Dominion shall exercise (and cause its agents to exercise) due care and ordinary prudence in performing such inspections and tests and United Dominion shall make reasonable efforts to minimize any damage or injury to be done to the Real Property, the Fixed Assets or the Cable Assets. The Sellers acknowledge and agree that such inspections and tests may result in damage to the Real Properties, the Fixed Assets and the Cable Assets. United Dominion hereby agrees to promptly repair such damage so as to restore each Real Property, the Fixed Assets and the Cable Assets to such condition as existed prior to such inspections and tests and to indemnify and defend the Sellers, each Real Property Owner, PIC and their Affiliates and their respective officers, directors, employees and agents and hold each such person harmless against any liability, injury, loss or damage (including, without limitation, any and all reasonable attorneys' fees or court costs incurred by any such person in connection with any such claims or activities and mechanic's liens or claims that may be filed against any Real Property, the Fixed Assets or the Cable Assets by contractors, subcontractors or materialmen performing such work for United Dominion) suffered as a result of or in any manner connected with such inspections and testing, and against any damage to the respective Real Property, the Fixed Assets or the Cable Assets caused by or in any manner connected with such inspections and testing.

        3.03 Assumed Loan Documents. During the Due Diligence Period, United Dominion and SAM shall use their reasonable efforts to obtain all final

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

approvals, estoppels and releases upon such terms and conditions that such parties reasonably shall deem necessary or appropriate for the assumption by United Dominion or an Affiliate of United Dominion of the indebtedness represented by the Assumed Notes (the terms of such assumption to be satisfactory to United Dominion). If the Sellers do not receive the agreement of the Lenders that hold the Assumed Notes to release the Principals and the Real Property Owners from their obligations under the Assumed Notes and to permit assumption thereof by United Dominion or an Affiliate, Sellers shall have the option to terminate this Agreement, with the Deposit being returned to United Dominion, with no party having any further liability to the other (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and
11.03 of this Agreement). The Sellers shall give written notice to United Dominion of exercise of their option to terminate this Agreement pursuant to this Section 3.03 on or prior to the expiration of the Due Diligence Period, or the right shall be deemed to be waived.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        4.01 Representations and Warranties of the Sellers. The Sellers represent and warrant to United Dominion that (and United Dominion hereby acknowledges that the Sellers shall have the right to amend or supplement such representations and warranties by means of the Seller Disclosure Letter or any other disclosure information provided pursuant to this Agreement no later than five business days prior to the end of the Due Diligence Period and that, subject to Section 10.02(ii)(A), United Dominion's sole right with respect to such disclosure shall be to terminate this Agreement pursuant to Section 3.01):

        (a) Existence; Good Standing; Authority; Compliance With Law. SAM is a corporation duly incorporated, validly existing and in good standing under the laws of North Carolina. SAM has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

        (b) Authorization, Validity and Effect of Agreement. Sellers have the requisite power and authority to enter into the transactions contemplated hereby, to execute and deliver this Agreement and the other documents and instruments required hereby to which any of the Sellers is a party and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby, including, without limitation, conveyance of title to the Real Properties and the Fixed Assets and assignment of the Assumed Contracts and the Tenant Accounts to United Dominion. Execution and delivery of this Agreement and the other documents and instruments required hereby to which any SAM is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of SAM. This Agreement constitutes, and the other documents and instruments required hereby to which any of the Sellers is a party will be, the valid and legally binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        (c) No Violation. Neither the execution and delivery by the Sellers of this Agreement and all of the other documents and instruments contemplated hereby nor the consummation by the Sellers of the transactions contemplated hereby or thereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of SAM, (ii) assuming assumption by United Dominion or its Affiliate of the Assumed Contracts as contemplated herein, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Real Properties under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which any Seller or Real Property Owner is a party, or by which any Seller or Real Property Owner or any Real Property is bound or affected, including, without limitation, the Assumed Contracts, or (iii) require any consent of any other person or any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than the consents required for the assignment of the Management Contracts, the Assumed Loan Documents, the Tenant Accounts and the Service Contracts. Except as set forth in
Section 3.03, all such consents have been received by Sellers and delivered to United Dominion as of the date hereof or will have been received by Sellers and delivered to United Dominion as of the Closing Date. No representation is made herein with respect to the assumability by United Dominion of the Assumed Contracts without the consent of the other parties thereto.

        (d) Litigation; Solvency. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or government authority to which SAM is a party or by which any of its properties or assets are bound or, to the Knowledge of the Sellers, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, (ii) no actions, suits or proceedings pending against SAM or, to the Knowledge of the Sellers, against any of its directors, officers, employees or agents or, to the Knowledge of the Sellers, threatened against SAM or against any of its directors, officers, employees, or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality,
(iii)(A) no continuing orders, injunctions or decrees of any court, arbitrator or government authority to which any Real Property Owner is a party or by which any Real Property is bound or, to the Knowledge of the Sellers, to which any of the directors, officers, partners, employees or agents of any Real Property Owner is a party or by which any of their properties or assets are bound, and
(B) no actions, suits or proceedings pending by or against any Real Property Owner or affecting any Real Property or, to the Knowledge of the Sellers, by or against any of the directors, officers, partners, employees or agents of any Real Property Owner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i), (ii) or (iii) above are reasonably likely to prevent or delay consummation of this Agreement or prevent or interfere with operation of any Real Property by United Dominion or any of its Affiliates as an apartment community or the performance of any of the Assumed Contracts after the Closing, including without limitation, condemnation or exercise of the right of eminent domain against any Real Property or bankruptcy of any Real Property Owner, and
(iv) no actions, suits or proceedings pending against any Seller, Real Property Owner or Former Owner or any Affiliate of any of the foregoing or, to the knowledge of the Sellers, threatened against any Seller, Real Property Owner, Former Owner or any such Affiliate, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, arising directly or indirectly out of or based in any manner upon the acquisition, by or for the account of any Real Property Owner or Former Owner, any Seller or any Affiliate of any of the foregoing, of an Investor's interest in such Real Property Owner or Former Owner. No Real Property Owner is now insolvent nor will any Real Property Owner become insolvent as a result of consummation of this Agreement or the transactions contemplated hereby. To the knowledge of the Sellers, there are no material pending or anticipated claims against or otherwise involving any of the SAM Benefit Plans (other than claims for benefits in the ordinary course) and no material suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of SAM Benefit Plan activities) has been brought against or with respect to any such SAM Benefit Plan.

        (e) Taxes. SAM and each of the Real Property Owners (i) has timely filed all federal, state, local and foreign tax returns (including, without limitation, information returns and reports) required to be filed by any of them for tax periods ended prior to the date of this Agreement, or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are accurate and complete in all material respects, and (ii) has paid all taxes shown to be due and payable on such returns or which have become due and payable. No examination of any such tax returns is pending and neither SAM nor any Real Property Owner has received notice that any such examination will occur or has executed or has filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes. Neither SAM nor any of the Real Property Owners is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no outstanding claim for assessment or collection of taxes has been asserted against any of them, other than liens for property taxes which have not yet become due. True, correct and complete copies of all federal, state and local income or franchise tax returns for the last three (3) years filed by SAM and any Real Property Owner and all communications relating thereto have been or will be at least five business days prior to the expiration of the Due Diligence Period delivered to United Dominion or made available to representatives of United Dominion. For purposes of this subsection (i), "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

        (f) Books and Records. Sellers have made or will at least five business days prior to expiration of the Due Diligence period make available to United Dominion (i) all books and records concerning the Real Properties, Fixed Assets, Assumed Contracts and Tenant Accounts, and the books and records of the Real Property Owners, in their possession or control, (ii) the books of account and other financial records of SAM and (iii) the minute books and other records of SAM. All such books and records are in all material respects true, complete and correct, have been maintained in accordance with good business practices and, in the case of the books and records described in clause (iii), contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of SAM. In addition, such books and records disclose all of the assets of SAM.

        (g) Employee Benefit Plans. All employee benefits plans (as defined in ERISA Section 3(3)) and other benefit arrangements covering employees of SAM (the "SAM Benefit Plans") will be listed in the Sellers Disclosure Letter. True, correct and complete copies of the SAM Benefit Plans have been or will at least five business days prior to expiration of the Due Diligence Period be made available to United Dominion. Any SAM Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination of qualification from the Internal Revenue Service ("IRS"). There is no PBGC lien against the assets of SAM which lien has been filed pursuant to Title IV of ERISA in connection with the operation of any SAM Benefit Plan. Neither SAM nor any ERISA Affiliate has incurred any liability for a complete or partial withdrawal from a "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

        (h) Labor Matters. SAM is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Sellers, threatened against SAM relating to its business, except for any such proceeding which would not be reasonably likely to prevent or delay consummation of this Agreement or prevent or interfere with operation of any Real Property by United Dominion or any of its Affiliates as an apartment community or the performance of any of the Assumed Contracts after the Closing. To the knowledge of the Sellers, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of SAM.

        (i) No Brokers. No Seller or Real Property Owner has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of SAM or United Dominion to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. No Seller is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        (j) Contracts and Commitments. Each of the Assumed Contracts is in full force and effect, has not been modified or supplemented (except as described in Exhibit I with respect to the Management Contracts or Exhibit F with respect to the Assumed Loan Documents or in the Seller Disclosure Letter) and is a valid and binding obligation of SAM or one or more of the Real Property Owners enforceable in accordance with its terms. SAM and the Real Property Owners have performed each term, covenant and condition of each of the Assumed Contracts that is to be performed by any of them at or before the date hereof, except (i) to the extent any such non-performance has been waived, (ii) with respect to the Service Contracts, to the extent any payment due thereunder has not been made in connection with a bona fide dispute (the details of which dispute will be disclosed in the Seller Disclosure Letter), and (iii) with respect to the Tenant Leases, to the extent that such non-performance in the aggregate is not material. For purposes of this subsection (j) with respect to the Tenant Leases, "material" shall have the meaning given in Section 8.02(d)(iii). No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by SAM or any of the Real Property Owners or, to the Knowledge of Sellers, any other party under any of the Assumed Contracts, and, to the Knowledge of Sellers, no party to any of the Assumed Contracts intends to cancel, terminate or exercise any option under any of the Assumed Contracts, except, with respect to the Tenant Leases, to the extent that such non-performance in the aggregate is not material with respect to any Real Property. Copies of the Assumed Contracts have been previously or will at least five business days prior to expiration of the Due Diligence Period be delivered or made available to United Dominion and are or will be true, correct and complete. Neither SAM nor any of the Real Property Owners has received notice of a default that has not been cured under any of the Assumed Contracts (except, with respect to the Tenant Leases, notices of default that in the aggregate are not material with respect to any Real Property) and neither SAM nor any of the Real Property Owners is in default respecting any payment obligations thereunder beyond any applicable grace periods or respecting any other obligations thereunder which, individually or in the aggregate, are material. All documents or instruments that evidence or secure the Loans and the Interest Rate Swap Agreements are listed on Exhibit F. No transaction entered into pursuant to the Interest Rate Swap Agreements as set forth on Exhibit F has been terminated. This representation shall survive the Closing for a period of one (1) year.

        (k) Title, Permits. (i) Each Real Property Owner is the sole owner of good and marketable fee simple title to the Real Property set forth opposite its name on Exhibit A, subject to the Permitted Exceptions. To the Knowledge of Sellers, there are no other encumbrances on any of the Real Properties other than those encumbrances included in Permitted Exceptions. Each Real Property Owner possesses all material licenses, permits and approvals required by any governmental body with jurisdiction over such Real Property Owner for the ownership, operation and use by such Real Property Owner of such Real Property as an apartment community (the "Authorizations"). The Sellers and the Real Property Owners shall, at the request of United Dominion, cooperate with United Dominion in United Dominion's attempts to obtain the Authorizations or to challenge the current real or personal property tax assessment with respect to each parcel of the Real Property. United Dominion agrees to pay the pre-approved out-of-pocket expenses of the Sellers and the Real Property Owners in connection with cooperation requested pursuant to the preceding sentence. This representation shall survive the Closing for a period of one (1) year, except for the first sentence hereof which shall not survive the Closing.

               (ii) The Real Property Owners and SAM, as the case may be, are the sole owners of good and marketable title to all of the Fixed Assets, free and clear of any and all mortgages, liens encumbrances, pledges or security interests, subject to the Permitted Exceptions. Upon delivery of the Fixed Assets relating to the Real Properties at the Closing and upon payment of the Purchase Price, good and marketable title to all of the Fixed Assets, free and clear of any and all mortgages, liens, encumbrances, pledges or security interests will pass to United Dominion, subject to the Permitted Exceptions. This representation shall survive the Closing for a period of one (1) year.

        (l) Rent Strikes. No Seller or Real Property Owner has received any written notice of, and Sellers have no knowledge of, any pending or threatened rent strikes, tenant organization, tenant unions, or tenant interpleader actions with respect to any of the Real Properties. This representation shall survive the Closing for a period of one (1) year.

        (m) Environmental Matters. Neither the Sellers nor, to the knowledge of the Sellers, any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Real Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Real Properties as a result of any construction on or operation and use of the Real Properties, which presence or occurrence would, individually or in the aggregate, prevent or interfere with operation of any Real Property by United Dominion or any of its Affiliates as an apartment community or impose a "clean-up" or other similar liability on the owner of any Real Property affected thereby; and in connection with the construction on or operation and use of the Real Properties, no Real Property Owner has failed to comply, in any material respect, with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials. This representation shall survive the Closing for a period of one (1) year.

        (n) Service Contracts. Exhibit M is a true, complete and correct list of all Service Contracts in existence as of the date hereof. The Seller Disclosure Letter shall disclose any additional Service Contracts existing as of the date thereof. This representation shall survive the Closing for a period of one (1) year.

        (o) Compliance with Existing Laws. Each Real Property Owner possesses all material Authorizations, each of which is valid and in full force and effect, and no material provision, condition or limitation of any of the Authorizations has been breached or violated. Sellers have no knowledge, nor have they, and to their knowledge no Real Property Owner has, received from any governmental authority with jurisdiction written notice within the past three years, of any unremedied violation of any provision of any applicable material building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Real Properties or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof. This representation shall survive the Closing for a period of one (1) year.

        (p) Status of Rent Roll and Leases. All of the information set forth on the First Rent Roll is, and all information set forth on the Second Rent Roll will be, true and correct in all material respects as of the date thereof. For purposes of this subsection (p) a variation is "material" if, in respect of any Real Property, the actual tabulation of rents is less than that represented by the Rent Roll by 2% or more of the Rent Roll tabulation and, in respect of the Real Properties as a whole, the actual aggregate tabulation of rents is less than that represented by the aggregate Rent Roll tabulation by 3% or more of the Rent Roll tabulation. At least 98% of the leases at each Real Property and at least 97% of the leases at all of the Real Properties taken as a whole are valid and in full force and effect, other than leases which have been breached by the tenant or which have expired or been terminated in accordance with their terms, and all of such leases are assignable to United Dominion without the consent of the tenant thereunder. Except as is otherwise indicated on the Rent Roll, no Real Property Owner has received written notice of any material claim for free or reduced rent or for reduction, deduction or set-off against such Real Property Owner of the rent due or to become due under any of the tenant leases. The Real Property Owners have the sole right to collect the rent under the tenant leases and, except as additional security for the indebtedness evidenced by a Note, neither such right nor any of the tenant leases has been assigned, pledged, hypothecated or otherwise encumbered by any Real Property Owner. Except as is otherwise indicated on the Rent Roll, no Real Property Owner has received payment of rent more than 30 days in advance of the due date therefor. This representation shall survive the Closing for a period of one (1) year.

        (q) Status of Tenant Accounts. The Tenant Accounts include all tenant security deposits and accrued interest thereon received by the Sellers or the Real Property Owners from tenants and which United Dominion may be required to refund to such tenants by law or the terms of any lease or other agreement with any tenant. Sellers or the Real Property Owners have not received from tenants any other fees or deposits including, but not limited to, those for pets, cleaning, redecorating, furniture and equipment, which United Dominion may be required to so refund. The Tenant Accounts are not subject to any mortgage, lien, encumbrance, pledge or security interest, other than those of the individual tenants in funds which they may be entitled to receive from such accounts. This representation shall survive the Closing for a period of one (1) year.

        (r) Flooding. With respect to all Real Properties located in the State of Georgia, Sellers represent that, during the ownership of such Real Properties by the applicable Real Property Owners, such Real Properties have not been affected by flooding (as that term is defined in O.C.G.A. Section 44-7-20), and such Real Property Owners have at all times during their ownership of such Real Properties been in compliance with such section. All Real Properties located in the State of Georgia are located in the 100-year flood hazard plain. This representation shall survive the Closing for a period of one (1) year.

        (s) No Liability to Investors. United Dominion will not have any liability of any kind or description whatsoever to any Investor arising directly or indirectly out of or based in any manner upon the acquisition, by or for the account of any Real Property Owner or Former Owner, any Seller or any Affiliate of any of the foregoing, of such Investor's interest in such Real Property Owner or Former Owner.

        (t) Accuracy of Information. Neither this Agreement nor any other document provided by the Sellers or their employees or agents to United Dominion in connection with the transactions contemplated herein contains an untrue statement of a material fact. This representation shall survive the Closing for a period of one (1) year.

        (u) SAM Financial Statements. The financial statements of SAM referred to in Section 7.10 will fairly present in all material respects the financial position of SAM as of their respective dates and the results of operations, retained earnings and cash flows of SAM for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

                                   ARTICLE V.

            REPRESENTATIONS AND WARRANTIES OF PIC AND THE PRINCIPALS

        5.01 Representations and Warranties of PIC and the Principals. PIC and the Principals represent and warrant to United Dominion that (and United Dominion hereby acknowledges that PIC and the Principals shall have the right to amend or supplement such representations and warranties by means of the Seller Disclosure Letter or any other disclosure information provided pursuant to this Agreement no later than five business days prior to the end of the Due Diligence period and that United Dominion's sole right with respect to such disclosure shall be to terminate this Agreement pursuant to Section 3.01):

        (a) Existence; Good Standing; Authority; Compliance With Law. PIC is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. PIC has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

        (b) Authorization, Validity and Effect of Agreement. PIC has the requisite power and authority to enter into the transactions contemplated hereby, to execute and deliver this Agreement and the other documents and instruments required hereby to which PIC is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, conveyance of title to the Cable Assets to United Dominion. Execution and delivery of this Agreement and the other documents and instruments required hereby to which PIC is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of PIC. This Agreement constitutes, and the other documents and instruments required hereby to which PIC is a party will be, the valid and legally binding obligations of PIC, enforceable against PIC in accordance with their terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        (c) No Violation. Assuming the assumption by United Dominion of the Assumed Contracts, neither the execution and delivery by PIC of this Agreement and all of the other documents and instruments contemplated hereby nor the consummation by PIC of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of PIC, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Cable Assets under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which PIC is a party, or by which PIC is bound or affected, or (iii) require any consent of any other person or any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

        (d) Litigation; Solvency. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or government authority to which PIC is a party or by which any of its properties or assets are bound or, to the Knowledge of PIC, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound and (ii) no actions, suits or proceedings pending against PIC or, to the Knowledge of PIC, against any of its directors, officers, employees or agents or, to the Knowledge of PIC, threatened against PIC or against any of its directors, officers, employees, or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i) or (ii) above are reasonably likely to prevent or delay consummation of this Agreement or prevent or interfere with leasing or operation of the Cable Assets by United Dominion or any of its Affiliates after the Closing.

        (e) Taxes. PIC (i) has timely filed all federal, state, local and foreign tax returns (including, without limitation, information returns and reports) required to be filed by any of them for tax periods ended prior to the date of this Agreement, or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are accurate and complete in all material respects, and (ii) has paid all taxes shown to be due and payable on such returns or which have become due and payable. No examination of any such tax returns is pending and PIC has not received notice that any such examination will occur and PIC has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes. PIC is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no outstanding claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns for the last three (3) years filed by PIC and all communications relating thereto have been or will be at least five business days prior to the expiration of the Due Diligence Period delivered to United Dominion or made available to representatives of United Dominion. For purposes of this subsection (i), "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

        (f) Books and Records. PIC and the Principals have made or will at least five business days prior to expiration of the Due Diligence period make available to United Dominion (i) all books and records concerning the Cable Assets, (ii) the books of account and other financial records of PIC and (iii) the minute books and other records of PIC. All such books and records are in all material respects true, complete and correct, have been maintained in accordance with good business practices and, in the case of the books and records described in clause (iii), contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of PIC.

        (g) Title, Permits. PIC is the sole owner of good and marketable title to all of the Cable Assets, free and clear of any and all mortgages, liens, encumbrances, pledges, subject to the Permitted Exceptions. Upon delivery of the Cable Assets to United Dominion at Closing, good and marketable title to all of the Cable Assets will pass to United Dominion, subject to the Permitted Exceptions. PIC possesses all material licenses, permits and approvals required by any governmental body with jurisdiction over such Cable Assets for the ownership, operation and use by PIC of such Cable Assets (the "Cable Authorizations"). PIC and the Principals shall, at the request of United Dominion, cooperate with United Dominion in United Dominion's attempts to obtain the Cable Authorizations or to challenge the current real or personal property tax assessment with respect to Cable Assets. United Dominion agrees to pay the pre-approved out-of-pocket expenses of PIC and the Principals in connection with cooperation requested pursuant to the preceding sentence. This representation shall survive the Closing for a period of one (1) year.

        (h) Compliance with Existing Laws. PIC possesses all material Cable Authorizations, each of which is valid and in full force and effect, and no material provision, condition or limitation of any of the Cable Authorizations has been breached or violated. Neither PIC nor the Principals has knowledge, nor have they received from any governmental authority with jurisdiction written notice within the past three years, of any unremedied violation of any provision of any applicable material building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Cable Assets or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof. This representation shall survive the Closing for a period of one (1) year.

        (i) Accuracy of Information. Neither this Agreement nor any other document provided by PIC or its employees or agents to United Dominion in connection with the transactions contemplated herein contains an untrue statement of a material fact. This representation shall survive the Closing for a period of one (1) year.

                                  ARTICLE VI.

               REPRESENTATIONS AND WARRANTIES OF UNITED DOMINION

        6.01 Representations and Warranties of United Dominion. United Dominion represents to the Sellers that (and Sellers hereby acknowledge that United Dominion shall have the right to amend or supplement such representations and warranties by means of the United Disclosure Letter or any other disclosure information provided pursuant to this Agreement no later than five business days prior to the end of the Due Diligence Period and that Seller's sole right with respect to any material change in such representations or warranties shall be to terminate this Agreement pursuant to Section 3.01):

        (a) Existence; Good Standing; Authority; Compliance With Law. United Dominion is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. United Dominion is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of United Dominion and its Subsidiaries taken as a whole (a "United Material Adverse Effect"). United Dominion has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of United Dominion's Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has power and authority to own its properties and to carry on its business as it is now being conducted, and is now duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a United Material Adverse Effect. To the knowledge of United Dominion, neither United

Dominion nor any United Dominion Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which United Dominion or any United Dominion Subsidiary or any of their respective properties or assets is subject, where such violation would have a United Material Adverse Effect. To the knowledge of United Dominion, United Dominion and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a United Material Adverse Effect. Copies of United Dominion's Articles of Incorporation and Bylaws have been previously or will prior to expiration of the Due Diligence Period be delivered or made available to Sellers and are or will when delivered or made available and will at Closing be true, correct and complete.

        (b) Authorization, Validity and Effect of Agreement. United Dominion has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the other documents and instruments required hereby to which it is a party. Execution by United Dominion of this Agreement and the other documents and instruments required hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of United Dominion. This Agreement constitutes, and the other documents and instruments required hereby to which it is a party will be, the valid and legally binding obligation of United Dominion, enforceable against United Dominion in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        (c) Capitalization. The authorized capital stock of United Dominion consists of 100,000,000 shares of United Common Stock and 20,000,000 shares of Preferred Stock, no par value ("United Preferred Stock"), issuable in series. As of June 3, 1996, there were 56,747,007 shares of United Common Stock issued and outstanding and 4,200,000 shares of 9 1/4% Series A Cumulative Redeemable Preferred Stock of United Dominion issued and outstanding. United Dominion has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of United Dominion on any matter. All such issued and outstanding shares of United Common Stock and United Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate United Dominion or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest of United Dominion or any of its Subsidiaries, other than options to purchase shares of United Common Stock granted pursuant to United Dominion's 1985 Stock Option Plan.

        (d) Subsidiaries. United Dominion owns directly or indirectly, free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material, each of the outstanding shares of capital stock or all of the membership, partnership or other equity interests of each of United Dominion's Subsidiaries. Each of the outstanding shares of capital stock of, units of partnership interest in or other equity interest in each of United Dominion's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

        (e) No Violation. Neither the execution and delivery by United Dominion of this Agreement nor the consummation by United Dominion of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or the Bylaws of United Dominion; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, United Dominion's 1985 Stock Option Plan, or any grant or award thereunder; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of United Dominion or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which United Dominion or any of its Subsidiaries is a party, or by which United Dominion or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a United Material Adverse Effect; or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

        (f) SEC Documents. United Dominion has delivered or made available or will at least five (5) business days prior to expiration of the Due Diligence Period deliver or make available to Sellers each report and proxy statement and all exhibits thereto filed with the SEC since June 1, 1995, and will deliver all such additional reports, proxy statements and exhibits filed by United Dominion with the SEC through the Closing Date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "United Reports"). The United Reports filed prior to the date of this Agreement or to be filed prior to the Closing Date, which were filed or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by United Dominion under the Exchange Act, on the dates and for the periods covered thereby. As of their respective dates, the United Reports (i) complied or will comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of United Dominion included in the United Reports (including the related notes and schedules) fairly presents or will fairly present the consolidated financial position of United Dominion and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and shareholders' equity of United Dominion included in or incorporated by reference into the United Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings or cash flows, as the case may be, of United Dominion and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of United Dominion and its Subsidiaries at December 31, 1995, including all notes thereto, or as set forth in the United Reports, neither United Dominion nor any of the United Dominion Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of United Dominion or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

        (g) Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or government authority to which United Dominion or any United Dominion Subsidiary is a party or by which any of its properties or assets are bound or, to the knowledge of United Dominion, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against United Dominion or any United Dominion Subsidiary or, to the knowledge of United Dominion, against any of its directors, officers, employees or agents or, to the knowledge of United Dominion, threatened against United Dominion or any United Dominion Subsidiary or against any of its directors, officers, employees, or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i) or (ii) above are reasonably likely, individually or in the aggregate, to have a United Material Adverse Effect.

        (h) Absence of Certain Changes. Except as disclosed in the United Reports filed with the SEC prior to the date hereof, since December 31, 1995, United Dominion and its Subsidiaries have conducted their business only in the ordinary course of such business (which shall include all acquisitions of real estate properties and financing arrangements made in connection therewith) and there has not been (i) any United Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the United Common Stock, except dividends of $0.24 per share declared on March 19, 1996, (iii) any material change in United Dominion's accounting principles, practices or methods, or (iv) any occurrence or event which is reasonably likely to cause a United Material Adverse Effect.

        (i) REIT Qualification. United Dominion (i) has elected to be taxed as a REIT within the meaning of the Code and has qualified as, and complied with all applicable laws, rules and regulations, including the Code, relating to, a real estate investment trust ("REIT"), for the years 1992 through 1995, inclusive,
(ii) has operated, and intends to continue to operate, in such manner as to qualify as a REIT for 1996, and (iii) has not taken or omitted to take any action the taking or omission of which could result in, and United Dominion has no knowledge of, a challenge to its status as a REIT. Each Subsidiary of United Dominion which is a corporation for federal income tax purposes is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code.

        (j) No Brokers. United Dominion has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any Seller, any Real Property Owner or United Dominion to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. United Dominion is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        (k) United Common Stock. The issuance and delivery by United Dominion of United Common Stock in connection with this Agreement have been duly and validly authorized by all necessary action on the part of United Dominion. The United Common Stock to be issued in connection with this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

        (l) Convertible Securities. United Dominion has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of United Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

        (m) Accuracy of Information. Neither this Agreement nor any other document provided by United Dominion or its employees or agents to Sellers in connection with the transactions contemplated herein contains an untrue statement of a material fact.

                                  ARTICLE VII.

                                   COVENANTS

        7.01   Conduct of Business Prior to Closing.

               (a) Prior to the Closing, except as contemplated by this Agreement, unless the other parties have consented in writing thereto, each of United Dominion, SAM and PIC shall:

                      (i) Use its reasonable efforts to preserve intact its business organization and goodwill and keep available the services of their respective officers and employees; and

                      (ii) Promptly notify the other of the breach in any material respect of any representation, warranty or covenant contained herein.

               (b) Prior to the Closing, unless United Dominion has consented in writing thereto (such consent not to be unreasonably withheld),

                      (i) Except in the ordinary course of business consistent
               with past practice and prevailing market conditions, SAM shall not (i) permit modification of any Tenant Leases in any material manner, (ii) accept any prepayments of rent under any of such leases more than 30 days in advance of the due date therefor, or
               (iii) acquire any assets;

                      (ii) Sellers shall not permit (A) the Assumed Contracts,
               other than the Tenant Leases, to be amended or supplemented in whole or in part, or (B) termination of any transaction entered into pursuant to the Interest Rate Swap Agreements;

                      (iii) The Sellers and the Real Property Owners shall not
               (A) willingly permit the creation of any new mortgages, liens, encumbrances, pledges or security interests on any Real Property or any of the Fixed Assets or (B) enter into new Service Contracts that will survive Closing or modify, renew or extend existing Service Contracts other than on substantially similar terms;

                      (iv) Sellers shall make or shall cause the appropriate
               Real Property Owner to pay or make, as and when due and payable, all payments of principal, interest and other amounts required to be paid or made under the Assumed Notes;

                      (v) Sellers shall maintain, and shall cause the Real
               Property Owners to maintain, insurance policies providing for the following coverages:

                      (A) Broad form property insurance against all risks of
               physical loss to the Real Properties, including, without limitation, fire, extended coverage, vandalism, malicious mischief, and collapse, to the extent of the full replacement cost of the Real Properties, without deduction for depreciation;

                      (B) Rent or business interruption insurance against loss
               of income arising out of any hazard in an amount not less than twelve (12) month's gross rental income from the Real Properties; and

                      (C) Flood hazard insurance, if the Real Property is in an
               area which is identified by the Secretary of Housing and Urban Development as having special flood or mud slide hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

               Such policies shall provide for deductibles not in excess of $5,000. Sellers shall deliver evidence of the insurance required by this subsection within five (5) business days of the execution of this Agreement and, prior to the expiration of the Due Diligence Period, will deliver evidence of the insurance required by this subsection which shall name United Dominion as its interests may appear. Upon execution of this Agreement, Sellers shall promptly notify such insurers of this Agreement.

                      (vi) SAM will, and will cause the Real Property Owners to
               timely file all federal, state, local and foreign tax returns (including, without limitation, information returns and reports) required to be filed by them on or prior to the Closing Date and will pay or cause the Real Property Owners to pay all taxes, interest, penalty and additional amounts payable with respect to any tax, shown to be due and payable on such returns or which have become due and payable;

                      (vii) SAM shall perform in full each term, covenant and
               condition of each of the Assumed Contracts, except (x) to the extent any such non-performance has been waived, (y) with respect to the Service Contracts, to the extent any payment due thereunder has not been made in connection with a bona fide dispute disclosed in the Seller Disclosure Letter, and (z) with respect to the Tenant Leases, to the extent that such non-performance in the aggregate is not material (for purposes of this clause (z), "material" shall have the meaning given in
               Section 8.02(d)(iii));

                      (viii) SAM shall cause each Real Property and the Fixed
               Assets to be operated, repaired, and maintained in the same manner as prior to the date of this Agreement, which shall be in accordance with industry custom and to a standard substantially similar to that of other like properties in the market in which such Real Property is located; and

                      (ix) Representatives of SAM shall confer on a regular
               basis with one or more representatives of United Dominion to report material operational matters relating to SAM and the Assumed Contracts or Real Properties and any proposals to engage in material transactions by the Real Property Owners regarding the Assumed Contracts or Real Properties.

                      (x) SAM and PIC shall promptly notify United Dominion of
               any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or other normal course of their businesses or in the operation of their properties (including, in the case of SAM, the Real Properties), any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of or warranty contained herein.

               (c) Prior to the Closing, unless SAM has consented in writing thereto (such consent not to be unreasonably withheld), United Dominion shall use reasonable efforts to satisfy all conditions imposed by the Lender to the assumption of the Loan Documents as contemplated herein.

               (d) Prior to the Closing, unless United Dominion has consented in writing thereto (such consent not to be unreasonably withheld),

                      (i) PIC shall not willingly permit the creation of any new mortgages, liens, encumbrances, pledges or security interests on any of the Cable Assets;

                      (ii) PIC shall maintain all insurance against risks of
               physical loss to the Cable Assets, including, without limitation, fire, extended coverage, vandalism, malicious mischief, and collapse, currently maintained by PIC. PIC shall deliver evidence of the insurance required by this subsection contemporaneously with the execution of this Agreement and, prior to the expiration of the Due Diligence Period, will deliver evidence of the insurance required by this subsection which shall name United Dominion as its interests may appear. Upon execution of this Agreement, PIC shall promptly notify such insurers of this Agreement.

                      (iii) PIC will timely file all federal, state, local and
               foreign tax returns (including, without limitation, information returns and reports) required to be filed by it on or prior to the Closing Date and will pay all taxes, interest, penalty and additional amounts payable with respect to any tax, shown to be due and payable on such returns or which have become due and payable;

                      (iv) PIC shall cause the Cable Assets to be operated,
               repaired, and maintained in the same manner as prior to the date of this Agreement; and

                      (v) Representatives of PIC and the Principals shall confer on a regular basis with one or more representatives of United Dominion to report material operational matters relating to the Cable Assets and any proposals to engage in material transactions by PIC regarding the Cable Assets.

        7.02 Cooperative Action. Subject to the terms and conditions herein provided Sellers, PIC and United Dominion shall: (a) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Sellers, PIC and United Dominion necessary to effectuate this Agreement and the transactions contemplated hereby; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective this Agreement and such transactions. If, at any time after the Closing any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of United Dominion, Sellers and PIC shall take all such necessary action. United Dominion and Sellers agree to use all reasonable efforts to file by July 15, 1996, any notification required in connection with the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

        7.03 Publicity. United Dominion will provide to Sellers the text of any written press release with respect to the transactions contemplated hereby before it is issued and (i) prior to the Closing, no public disclosure will mention any Real Properties by name, name any individual partner, stockholder, member or Affiliate of SAM or any Real Property Owner (provided, that, upon their individual request, United Dominion may disclose the names of the Real Properties to securities analysts), (ii) after the Closing, no public disclosure will name any individual partner, stockholder, member or Affiliate of SAM or any Real Property Owner, and (iii) at no time will any written press release use the words "State Street" when referring to the Sellers or any of the Real Properties, unless, in each case, required by applicable law, rules or regulations.

        7.04 Listing Application. United Dominion shall promptly prepare and submit to the NYSE a listing application covering the United Common Stock issuable to the Principals pursuant to this Agreement, and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of such United Common Stock, subject to the official notice of issuance.

        7.05 Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the transactions contemplated hereby.

        7.06 Reorganization. From and after the date hereof and until the Closing, neither United Dominion, the Sellers nor any of their respective Affiliates shall (i) knowingly take any action, or knowingly fail to take any action the taking or omission of which would jeopardize qualification of the acquisition and assumption of substantially all of the assets of SAM, including the Management Contracts, pursuant to Section 2.01(b) as a reorganization within the meaning of Section 368(a)(1)(C) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. As of the date hereof, United Dominion has no plan or intention to fail to manage the Real Properties.

        7.07 Notice of Certain Events. The Sellers and PIC will promptly upon obtaining knowledge thereof notify United Dominion of the occurrence of any event or the existence of any condition which, if it had occurred or existed before or at the date of this Agreement, would have made any of the representations and warranties in Article IV or Article V untrue or misleading in any material respect, and United Dominion will promptly upon obtaining knowledge thereof notify the Sellers and PIC of the occurrence of any event or the existence of any condition which, if it had occurred or existed before or at the date of this Agreement, would have made any of the representations and warranties in Article VI untrue or misleading in any material respect. Any party may amend its representations and warranties herein and any materials delivered to the other party or parties pursuant hereto to make such representations, warranties and materials consistent with any such occurrence or condition. Except as provided in Section 3.01 and Section 11.04, receipt, acceptance or acknowledgment by any party of any such notice or amendment shall not constitute a waiver by such party of any rights or remedies it may have hereunder as a result of such event or occurrence unless such party shall otherwise expressly agree in writing or shall so act as to make its conduct such a waiver as expressly provided herein.

        7.08 No Trading; Confidentiality. (a) Prior to the Closing, Sellers, PIC and their Affiliates shall not purchase or sell or contract to purchase or sell any United Common Stock or derivative security or take any other action which would have the effect of manipulating or stabilizing the market price for any such security.

        (b) Prior to the Closing, Sellers and PIC, on the one hand, and United Dominion on the other, agree not to disclose or use for any purpose other than in connection with the transactions contemplated by this Agreement any material, non-public information ("Confidential Information") conveyed by one of them to the other, or any information regarding the status of the transactions contemplated hereby, except as required by law, rule or regulation or pursuant to judicial administrative order issued by a court or other body of competent jurisdiction. Confidential Information shall not include information that (i) is generally available to the public, (ii) is already of written record in the applicable party's files on a non-confidential basis at the time of disclosure to it, or (iii) is or becomes available to the applicable party on a non-confidential basis from a third party.

        7.09 Second Rent Roll. Not later than 5:00 p.m. July 20, 1996, Sellers shall deliver to United Dominion an updated rent roll as of dates between July 13 and July 15, 1996, for each of the Real Properties in the form of the First Rent Roll.

        7.10 SAM Financial Statements. SAM shall prepare complete financial statements of SAM at December 31, 1995, and for the period from commencement of operations to that date, and at June 30, 1996 and for the six months' period then ended the (the "SAM Financial Statements"), shall cause such financial statements to be audited by Ernst & Young L.L.P. and shall deliver the audit reports of such accountants to United Dominion promptly upon receipt thereof. The Principals shall pay $3,000 of the costs and expenses relating to the audit of the SAM Financial Statements and United Dominion shall pay all remaining costs and expenses relating to the audit of such SAM Financial Statements.

        7.11 Allocation of Purchase Price. For financial reporting purposes, United Dominion shall allocate the Purchase Price (including the United Common Stock Consideration) among the Real Properties (including the Fixed Assets related to each of such Real Properties) and the Cable Assets as set forth on Exhibit O, which allocation has been determined in accordance with generally accepted accounting principles. Sellers agree that United Dominion may amend the allocations on Exhibit O at any time in its discretion, provided, that no such amendment may increase the allocation with respect to any Real Property (including the related Fixed Assets) by more than $50,000. Other than with respect to the United Common Stock Consideration as set forth in Section 2.01(b), Sellers and PIC shall not be bound by United Dominion's allocations of the Purchase Price for financial reporting, tax or any other purposes.

                                         ARTICLE VIII.

                                CONDITIONS PRECEDENT TO CLOSING

        8.01 Conditions to Each Party's Obligations. The respective obligations of the Sellers and PIC to sell and assign and United Dominion to purchase and assume the Real Properties and the related Fixed Assets, Assumed Contracts and Tenant Accounts, and the Cable Assets shall be subject to the satisfaction at or prior to the Closing of the following conditions precedent:

        (a) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

        (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for any documents required to be filed after the Closing and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of United Dominion and its Subsidiaries, taken as a whole, following the Closing.

        (c) The Option Agreement shall not have been terminated in accordance with its terms.

        8.02 Conditions Precedent to United Dominion's Obligations. The obligations of United Dominion to purchase the Real Properties, and the related Fixed Assets, and the Cable Assets, to assume the Assumed Contracts and the Tenant Accounts are subject to the satisfaction or waiver of the following conditions precedent and the compliance in all material respects by Sellers at the Closing with the following covenants:

        (a) Sellers shall convey good and marketable fee simple title to each Real Property, subject only to the Permitted Exceptions, by the Deed. The Deed and the conveyance thereby will be insurable by the Title Company, subject to only the Permitted Exceptions.

        (b) Sellers shall assign to United Dominion or an Affiliate of United Dominion, as United Dominion shall specify all of their respective rights, title and interest in and to, and their obligations under, the Assumed Contracts and the Tenant Accounts relating to the Real Properties.

        (c) Sellers shall convey good and marketable title to the Fixed Assets relating to the Real Properties to United Dominion pursuant to the Bill of Sale (Real Property), subject only to the applicable Permitted Exceptions.

        (d) Sellers shall have complied with the following during the period from the date hereof through the Closing:

               (i) Sellers, the Real Property Owners and PIC shall not have permitted the creation of any new mortgages, liens, encumbrances, pledges or security interests on any Real Property or any of the Fixed Assets or the Cable Assets;

               (ii) Sellers shall have caused the leasing and releasing of the Real Properties using substantially the form of lease agreements now being used and, subject to changes in local market conditions, at rental rates now being quoted to new or renewal tenants, with leases being written for terms not greater than one (1) year;

               (iii) Sellers shall have caused performance of each term, covenant and condition of each of the Assumed Contracts that is to be performed by any of them at or before the Closing Date, except (x) to the extent any such non-performance has been waived, (y) with respect to the Service Contracts, to the extent that any payment due thereunder has not been made in connection with a bona fide dispute disclosed in the Seller Disclosure Letter and (z) with respect to the Tenant Leases, to the extent that such performance in the aggregate is not material; for purposes of this clause (iii) with respect to the Tenant Leases, non-performance shall be "material" if the costs to cure such non-compliance or the damages resulting from non-compliance exceed, with respect to any Real Property, 2% of the amount applicable to such Real Property as set forth on Exhibit O or, with respect to all Real Properties in the aggregate, 3% of the aggregate amount applicable to all of the Real Properties as set forth on Exhibit O;

               (iv) Each Real Property and the Fixed Assets shall have been operated, repaired, and maintained in the same manner as prior to the date of this Agreement, which shall be in accordance with industry custom and to a standard substantially similar to that of other like properties in the market in which such Real Property is located and no repairs, maintenance or other work required to make units in such Real Property rent-ready shall be delayed or not performed in anticipation of the Closing;

               (v) The Cable Assets shall have been operated, repaired and maintained in the same manner as prior to the date of this Agreement;

               (vi) Sellers and PIC shall have provided to United Dominion copies of any written notices which are received by Sellers, PIC or the applicable Real Property Owner from any governmental agency having jurisdiction over a Real Property or the Cable Assets during the period from the date hereof to Closing, and shall have taken reasonable efforts to cure any defects set forth in the notice; and

               (vii) Sellers shall deliver the Real Properties to United Dominion at the Closing with all vacant units in ready-to-rent condition, which shall include, but not be limited to clean carpets, freshly painted walls, working kitchen appliances, water heaters and HVAC, and no damage (other than normal wear and tear) to doors, walls, ceilings, floors or windows which has not been repaired. Representatives of Sellers and United Dominion shall inspect the vacant units four business days prior to Closing, and United Dominion shall receive a credit to the Purchase Price in the amount of $350 for each non-rent ready vacant unit which continues to be non-rent ready as of the Closing Date which does not require extensive refurbishing. Representatives of Sellers and United Dominion shall inspect any units vacated after such inspection one day prior to the Closing and will receive a credit to the Purchase Price in the amount of $350 for 75% of such non-rent ready vacant units which do not require extensive refurbishing. United Dominion will receive an additional credit to the Purchase Price in the amount agreed to by Sellers and United Dominion as the reasonable cost of making rent-ready any vacant unit that requires extensive refurbishing. For the purposes hereof, the parties agree that extensive refurbishing shall mean requiring one or more new appliances, new carpet, new HVAC equipment or other improvement in excess of that normally required in connection with making a vacant unit available for rent.

        (e) PIC and the Principals shall convey good and marketable title to the Cable Assets, subject only to the Permitted Exceptions, to United Dominion pursuant to the Bill of Sale (Cable).

        (f) Sellers and PIC shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing in all material respects and the representations and warranties of the Sellers and PIC contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and United Dominion shall have received a certificate or certificates of Sellers and PIC, dated the Closing Date, certifying to such effect.

        (g) Each of the deliveries set forth in Section 9.03, or provision therefor reasonably satisfactory to United Dominion shall have been made.

        8.03 Conditions Precedent to Sellers' and PIC's Obligations. The obligations of the Sellers to sell the Real Properties and the related Fixed Assets, to assign the related Assumed Contracts and Tenant Accounts and to transfer and assign substantially all of the assets of SAM, including the Management Contracts, and the obligations of PIC to sell the Cable Assets are subject to the satisfaction or waiver of the following conditions precedent and the compliance in all material respects by United Dominion at the Closing with the following covenants:

        (a) United Dominion shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing in all material respects and the representations and warranties of United Dominion contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing, and Sellers shall have received a certificate of the President or a Vice President of United Dominion, dated the Closing, certifying to such effect.

        (b) From the date of this Agreement through the Closing, there shall not have occurred any change in the financial condition, business or operations of United Dominion and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a United Material Adverse Effect other than any such change that affects both SAM and United Dominion in a substantially similar manner. A change in the rating of United Dominion's senior unsecured debt obligations by any nationally recognized securities rating agency shall not be deemed a United Material Adverse Effect for any purpose of this Agreement.

        (c) Each of the deliveries set forth in Section 9.04, or provision therefore reasonably satisfactory to Sellers, shall have been made.

        (d) United Dominion shall have paid the consideration as provided by the Option Agreement.

                                          ARTICLE IX.

                                            CLOSING

        9.01 Closing. The Closing shall be held at the offices of counsel to United Dominion on August 15, 1996, or such other date as United Dominion and Sellers mutually agree. Subject to the conditions set forth in Section 2.03, United Dominion may extend the Closing beyond August 15, 1996 at its sole option, for three consecutive one-week periods. If the Closing shall not have occurred by the last day of any extension period pursuant to the foregoing sentence and United Dominion shall not have exercised any right it may have to further extend the Closing, then Sellers may terminate this Agreement and retain the Deposit, in which case all rights and obligations of Sellers and United Dominion hereunder shall terminate immediately, with no party having any further liability to any other party (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03 of this Agreement).

        9.02 Prorations and Post-Closing Adjustments. (a) Rents and other income from the Real Properties and real estate and personal property ad valorem taxes, and other operating expenses from the Real Properties shall be prorated on the basis of a 365 day year through the day preceding the day of Closing. All utility charges and amounts payable by SAM under the related Assumed Contracts shall be determined to the day preceding Closing and appropriate prorations shall be made. If Closing is expedited or extended by mutual agreement, all adjustments shall be made as of the day prior to the expedited or extended date. All prepaid rents relating to the Real Properties shall be paid to United Dominion at Closing. All other collected rents and other income from the Real Properties during the month of Closing shall first be applied to the month of Closing for the purpose of prorations unless designated for a prior period. To the extent United Dominion has received a credit from the Sellers pursuant to this Section 9.02(a), United Dominion shall be deemed to have assumed the Sellers' obligations to pay such amount in accordance with the terms of the Sellers' agreement with the applicable party or as required by law and to have succeeded to all of the Sellers' rights in connection therewith. Delinquent rents shall not be credited to the Sellers at Closing, but United Dominion and the Sellers agree that any delinquent rents relating to the Real Properties collected by United Dominion after Closing shall be allocated to United Dominion as current rents due under applicable tenant leases in the inverse order of accrual, with any remainder payable to the Principals. Those items of income and expenses which have been invoiced at Closing shall be prorated at Closing based on the invoices therefor and those for which invoices are not available shall be prorated based upon estimates. Real estate and personal property ad valorem taxes shall be adjusted within sixty (60) days of receipt of invoices.

        (b) The post-Closing rights and obligations of the parties set forth in this Section 9.02 shall be separate from and in addition to the rights and obligations set forth in Sections 3.02, 11.01, 11.02 and 11.03.

        9.03 Deliveries of Sellers. Sellers shall deliver or cause to be delivered to United Dominion at the Closing the following, in addition to deliveries made to satisfy the conditions precedent set forth in Section 8.02:

        (a) Current information as of the most recent date available in the ordinary course of business on the condition of the Real Properties as of the Closing, including, but not limited to a current operating statement, a current rent roll, and a current reconciliation statement showing apartment number, tenant, beginning lease date, current lease ending date, monthly lease rent, the rent paid for the current month, and the date paid, any delinquent rent owed, and the status of collection proceedings associated therewith, lease termination notices received for current leases, a detailed list of scheduled move-ins and pertinent information, and all outstanding work orders, all prepared by Sellers in good faith, provided that any inaccuracy of such information shall not result in a failure of a condition to the Closing;

        (b) The original of each of the tenant leases in effect at the Real Properties as of the day of the Closing and all tenant files in their possession or control;

        (c) A current schedule dated as of the most recent date available in the ordinary course of business of all tenant fees and deposits, including but not limited to those for security, pet, cleaning, redecorating and furniture, showing apartment number, tenant name, tenant deposit and accrued interest, if any, on the tenant deposit in the jurisdiction in which each Real Property is located, prepared by Sellers in good faith, provided that any inaccuracy of such information shall not result in a failure of a condition to Closing;

        (d)    An audit affidavit in the form attached as Exhibit P-1;

        (e) A Deed to each Real Property which shall include, if applicable, assumption of the related Loan Documents;

        (f)    A Bill of Sale (Real Property);

        (g) An affidavit in form acceptable to the Title Company sufficient to remove any exception for broker's liens, mechanics' and materialmen's liens and parties in possession and any other customary documents required by the Title Company;

        (h) An opinion of counsel satisfactory in form and substance to United Dominion and its counsel to the effect that the Deeds, Bills of Sale and other instruments of conveyance and transfer required to be delivered at the Closing by Sellers pursuant to this Agreement have been duly and validly executed and delivered and comply as to form with all requirements of applicable law, that the persons executing the Deeds, Bills of Sale and such instruments are duly authorized to do so, and that the Deeds, Bills of Sale and such other instruments are valid and binding upon the Real Property Owners; provided that counsel shall not opine as to matters relating to the approval by the Investors of the terms of the sale of the Real Properties by the Real Property Owners;

        (i) An affidavit certifying that no Seller is a foreign person under the Foreign Investment in Real Property Act;

        (j) IRS Form W-9 executed by each person to whom United Common Stock or Notes are to be issued;

        (k) A Mortgagee Estoppel Letter with respect to each of the Assumed Notes;

        (l) An Investment Agreement in the form of Exhibit G-1 executed by each of the Principals;

        (m) An Investment Agreement in the form of Exhibit G-2 executed by each of the Note Holders;

        (n) The opinion of Gibson, Dunn & Crutcher LLP (or other counsel reasonably satisfactory to United Dominion) in form and substance reasonably satisfactory to United Dominion and its counsel to the effect that:

               (i) SAM and PIC are duly incorporated and validly existing corporations in good standing under the laws of the State of North Carolina, and each has full corporate power and authority to carry on its business as it is presently conducted, and has the corporate power and authority to consummate the transactions contemplated by the Agreement as provided here;

               (ii) this Agreement and the other documents and instruments required hereby to which SAM and PIC are parties and the transactions contemplated hereby and thereby have been duly approved by the Board of Directors and shareholders of each of SAM and PIC; this Agreement, the Lockup Agreement, the Escrow Agreement, the Investment Agreements, the Cable Lease and all other instruments delivered hereunder by the Sellers and PIC, as the case may be, other than those referred to in Section 9.03(h) have been duly and validly executed and delivered by each of the Sellers and PIC, respectively, and are the valid and binding obligations of each of the Sellers and PIC, as the case may be; all corporate and other proceedings required under the NCBCA or otherwise to be taken by or on behalf of SAM and PIC to authorize the execution and delivery of this Agreement and the other documents and instruments required hereby have been duly taken;

               (iii) neither the execution and delivery of this Agreement and the other documents and instruments required hereby nor the consummation of the transactions contemplated thereby, nor compliance with or fulfillment of the terms and provisions hereof or thereof conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Articles of Incorporation or the By-laws of SAM or PIC or any agreement or instrument known to such counsel to which any Seller, PIC or any Real Property Owner is a party or by which it is bound;

               (iv) such counsel do not know and have no reason to believe that any action, suit, proceeding or investigation is pending or threatened against any Seller or PIC which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the parties pursuant to this Agreement or in connection herewith;

               (v) no approval, consent, order, authorization, designation, declaration or filing by or with any federal regulatory or administrative body is required of any Seller or PIC in connection with the execution and delivery of this Agreement and the other documents and instruments required hereby and the consummation of the transactions contemplated hereby and thereby; and

               (vi) to such further effect with respect to legal matters relating to this Agreement and the related documents as United Dominion may reasonably request.

        (o) The Lockup Agreement, together with evidence satisfactory to United Dominion of deposit pursuant thereto of the United Common Stock issued pursuant to this Agreement;

        (p)    Covenants not to compete from each of John C. Harmon and Thomas
I. White, Jr. in substantially the form attached hereto as Exhibit Q (the "Covenants Not to Compete");

        (q) Consents of each of the Real Property Owners to the assignment by SAM of the Management Contracts to United Dominion; and

        (r) All such other documents as are normally delivered by a seller at closing in the respective jurisdictions in which the Real Properties are located or as are reasonably requested by United Dominion or its counsel.

        9.04 United Dominion's Deliveries. United Dominion shall deliver at the Closing the following, in addition to deliveries made to satisfy the conditions precedent set forth in Section 8.03:

        (a) Assumption agreements for each of the Assumed Contracts and the Tenant Accounts, which in the case of the Loan Documents may be contained in the Deeds if agreed by the Lenders, and any other related documents reasonably requested by a Lender in connection with the assumption of the Loan Documents by United Dominion;

        (b) A United Dominion Note or Notes, payable to such order or orders and in such original principal amounts as Sellers shall specify, in an aggregate original principal amount of Twenty-Five Million Dollars ($25,000,000); plus or minus, as the case may be, the net amount of all prorations and adjustments made pursuant to this Agreement with respect to the Closing;

        (c) Twenty-Three Million Four Hundred Thousand Dollars ($23,400,000), plus or minus, as the case may be, the net amount of all prorations and adjustments made pursuant to this Agreement with respect to the Closing, in cash, in immediately available funds;

        (d) Certificates representing the United Common Stock Consideration, registered in such names as the Principals shall specify;

        (e) The escrowed amounts contemplated by Section 2.01(a), if any, by wire transfer in immediately available funds;

        (f) Evidence satisfactory to Sellers of assumption (or repayment, in the case of the Assumed Notes) by United Dominion of the obligations of the contracting party with respect to the Assumed Contracts and the Tenant Accounts;

        (g) The opinion of Hunton & Williams in form and substance reasonably satisfactory to Sellers and their counsel to the effect that:

               (i) United Dominion is a duly incorporated and validly existing corporation in good standing under the laws of the Commonwealth of Virginia, has full corporate power and authority to carry on its business as it is presently conducted, and has the corporate power and authority to consummate transactions contemplated by the Agreement;

               (ii) the authorized capital stock of United Dominion consists of 100,000,000 shares of Common Stock, $1.00 par value, of which 56,747,007 were issued and outstanding at June 3, 1996 and 20,000,000 shares of Preferred Stock, no par value, of which 4,200,000 shares were issued and outstanding at June 3, 1996; to such counsel's knowledge, no options, warrants or other rights to obtain shares of United Common Stock, whether on conversion of other securities or otherwise, have been granted except pursuant to United Dominion's 1985 stock option plan; no holder of shares of United Common Stock or United Preferred Stock has any preemptive rights to acquire any such shares or any securities convertible into such shares; and all of the issued and outstanding shares of United Common Stock and United Preferred Stock at the Closing are validly issued, fully paid and nonassessable with no liability attaching to the ownership thereof;

               (iii) this Agreement, the Investment Agreements with the Principals referred to in Section 9.03(l) and the other documents and instruments required hereby to which United Dominion is a party and the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of United Dominion; this Agreement, the Lockup Agreement, the United Dominion Notes, the Escrow Agreement, the Cable Lease, the Investment Agreements with the Principals and all other documents and instruments delivered hereunder by United Dominion have been duly and validly executed and delivered by United Dominion, and are the valid and binding obligations of United Dominion; all corporate and other proceedings required under the VSCA or otherwise to be taken by or on behalf of United Dominion to authorize the execution and delivery of this Agreement and the other documents and instruments required hereby have been duly taken;

               (iv) neither the execution and delivery of this Agreement and the other documents and instruments required hereby nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms and provisions hereof or thereof conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Articles of Incorporation or the By-laws of United Dominion or any agreement or instrument known to such counsel to which United Dominion is a party or by which it is bound;

               (v) such counsel do not know and have no reason to believe that any action, suit, proceeding or investigation is pending or threatened against United Dominion which might result in a United Material Adverse Effect or which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the parties pursuant to this Agreement or in connection herewith;

               (vi) the Registration Statement (as defined in the Investment Agreements with the Principals) has become effective under the Securities Act and, to such counsel's knowledge, no stop order proceedings with respect thereto have been instituted or are pending or threatened under the Securities Act and the issuance of United Common Stock pursuant to this Agreement does not conflict with the registration requirements of the Securities Act and the Virginia Securities Act and the North Carolina Securities Act;

               (vii) no approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body is required of United Dominion in connection with the execution and delivery of this Agreement, the Investment Agreements with the Principals and the other documents and instruments required hereby and the consummation of the transactions contemplated hereby and thereby except for the order of the Securities and Exchange Commission declaring the Registration Statement effective and approval by the NYSE of listing of the United Common Stock on the NYSE upon official notice of issuance, both of which have been obtained; and

               (viii) to such further effect with respect to legal matters relating to this Agreement and the related documents as the Sellers may reasonably request;

        (h)    The Cable Lease in the form attached hereto as Exhibit R; and

        (i) All such other documents as are normally delivered by a purchaser at closing in the respective jurisdictions in which the Real Properties are located or as are reasonably requested by Sellers or their counsel, the Title Company or the Lenders.

        9.05 Deliveries of PIC and the Principals. PIC and the Principals shall deliver or cause to be delivered to United Dominion at the Closing the following, in addition to deliveries made to satisfy the conditions precedent set forth in Section 8.02:

        (a)    The Bill of Sale (Cable);

        (b)    The Cable Lease in the form attached hereto as Exhibit R; and

        (c)    An audit affidavit in the form attached as Exhibit P-2.

        9.06 Deposit. At the Closing and after the consummation of the sale of the Real Properties, the Deposit shall be returned to United Dominion or, at United Dominion's option, all or part credited to the Purchase Price and paid to Sellers in immediately available funds.

                                          ARTICLE X.

                                   CONDEMNATION AND CASUALTY;
                                      TERMINATION RIGHTS

        10.01 Condemnation and Casualty. All risk of any loss or damage to all or any part of any of the Real Properties, including loss resulting from exercise of the power of eminent domain, shall be and remain on SAM and the Real Property Owners until the consummation of the acquisition thereof by United Dominion pursuant to this Agreement.

        (a) Condemnation. (i) In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of any Real Property, or any proposed sale in lieu thereof, on or prior to the Closing Date, SAM shall give written notice thereof to United Dominion promptly after the learning or receiving notice thereof. In the event of any actual or threatened taking, or proposed sale in lieu thereof, on or prior to the Closing Date, in which the estimate of the loss is greater than Fifty Thousand Dollars ($50,000) with respect to any one Real Property, then within five (5) calendar days after receipt of Seller's written notice, United Dominion, at its option by written notice to the Sellers, may elect to exclude such Real Property from this Agreement, with a reduction of the Purchase Price by an amount equal to the allocation for such Real Property set forth on Exhibit O. In the event of an actual or threatened taking pursuant to the power of eminent domain, or any proposed sale in lieu thereof, on or prior to the Closing Date in which the estimate of the loss is greater than One Hundred Fifty Thousand Dollars ($150,000) with respect to any two or more Real Properties (including, for purposes of this clause (a) only, the properties subject to the Option), then within five (5) calendar days after receipt of Sellers' written notice, United Dominion, at its option by written notice to Sellers, may elect to terminate this Agreement, in which event the Deposit shall be promptly returned to United Dominion, with none of the parties having any further liability to the others hereunder (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03 of this Agreement).

        (ii) In the event that United Dominion does not elect to exclude an affected Real Property from this Agreement or to terminate this Agreement, as the case may be, Sellers shall assign or cause the Real Property Owners to assign to United Dominion all of the right, title and interest of the applicable Real Property Owner or Owners to the condemnation award covering such loss or damage at the Closing or, if the award is delivered to such Real Property Owner or Owners prior to the Closing, United Dominion shall receive a credit towards the Purchase Price in the amount of such award.

        (b) Casualty. (i) In the event of any damage to any Real Property or Real Properties (including, for purposes of this Section 10.01(b)(i) only, the properties subject to the Option) by fire or other casualty on or prior to the Closing Date, Sellers shall give written notice thereof to United Dominion promptly after learning or receiving notice thereof. In the event of any damage resulting in a partial loss or a total loss or constructive total loss as to one or two of the Real Properties, United Dominion shall proceed to the Closing, in which event (A) the right to all insurance proceeds payable in respect of such damage shall be paid or assigned to United Dominion at the Closing, and (B) United Dominion shall receive a credit against the Purchase Price (or, in the case of the properties subject to the Option, the Purchase Price thereunder) in the amount of any insurance deductible. In the event there is (A) a total loss or constructive total loss as to more than two Real Properties, or (B) partial losses to three or more Real Properties aggregating $5,600,000 or more on or prior to the Closing Date, then within five (5) calendar days after receipt of Sellers' written notice, United Dominion, at its option by written notice to Sellers, may elect to terminate this Agreement, with none of the parties having any further liability to the others hereunder (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03 of this Agreement), in which event the Deposit shall be promptly returned to United Dominion.

        (ii) In the event that United Dominion does not elect to exclude an affected Real Property from this Agreement or to terminate this Agreement, as the case may be, Sellers shall assign or cause the Real Property Owners to assign to United Dominion all of the right, title and interest of the applicable Real Property Owner or Owners to the insurance proceeds covering such loss or damage at the Closing or if the insurance proceeds are delivered to such Real Property Owner or Owners prior to such Closing, United Dominion shall receive a credit towards the Purchase Price in the amount of such proceeds.

        10.02 Termination by United Dominion. If (i) there has been a material breach by Sellers or PIC or the Principals of any representation or warranty contained in this Agreement or a material breach of any of the covenants or agreements set forth in this Agreement on the part of Sellers, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by United Dominion to Sellers, or (ii) any condition set forth in this Agreement as a condition to United Dominion's obligation to purchase the Real Properties and consummate the other transactions contemplated herein is not satisfied at Closing United Dominion may elect one of the following alternatives:

               (A) terminate this Agreement, in which event the Deposit shall be promptly returned to United Dominion and all rights and obligations of the Sellers and United Dominion hereunder shall terminate immediately, with no party having any further liability to any other party (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03 of this Agreement) except (1) insofar as such liability may be attributable to the willful breach hereof or thereof in which event United Dominion shall be entitled to all remedies at law or equity including but not limited to the remedies set forth in (B) through (D) below and (2) insofar as such liability may be attributable to (y) any breach, determined only as of the date of this Agreement without regard to the contents of the Seller Disclosure Letter or any additional disclosure made to United Dominion, of the representations and warranties contained in Section 4.01(a) and Section 4.01(b) or Section 5.01(a) and Section 5.01(b), or (z) any knowing breach (determined in the same manner) by Sellers of the representations and warranties contained in Section 4.01(c),
Section 4.01(d) and the first sentence of Section 4.01(k)(i) or Section 5.01(c),
Section 5.01(d) and the first sentence of Section 5.01(g), in which event the Principals shall pay to United Dominion the full amount of its costs and expenses incurred in connection with the negotiation of this Agreement and the related transactions and its due diligence investigation in connection with such transactions, including attorneys fees and expenses, not to exceed Five Hundred Thousand Dollars ($500,000).

               (B) waive its right to terminate this Agreement and proceed to the Closing;

               (C)    seek specific performance of this Agreement;

               (D) in the event the failure of a condition precedent set forth in Section 8.02(d)(iii) as it relates to the Sellers' obligations under the Assumed Notes and the Tenant Leases, or Section 8.02(f), as such Section 8.02(f) relates to the covenants set forth in (i) the first sentence of Section 7.01(b)(iii), (ii) Section 7.01(b)(viii) and (iii) Section 7.01(d)(i), is with respect to one or more Real Properties or the Cable Assets, as applicable, exclude such Real Property or Properties or the Cable Assets, as the case may be, from this Agreement and proceed to the Closing with respect to the remaining Real Properties, with reduction of the Purchase Price by an amount equal to the allocation for such Real Property set forth on Exhibit O or the book value of any excluded Cable Assets, as the case may be; or

               (E) in the event of a failure of the condition precedent set forth in the first sentence of Section 8.02(a), at its option (1) postpone Closing for up to 30 days and (a) Sellers, within seven days following such postponement, shall propose to United Dominion in good faith a plan to cure such failure, (b) United Dominion shall accept such plan within three days from receipt or terminate this Agreement in accordance with clause (2) below, (c) if such plan is accepted by United Dominion, Sellers shall use their best efforts to cure such failure in accordance with such plan (Sellers' best efforts to include expenditure of not more than an aggregate of Five Hundred Thousand Dollars ($500,000)), and (d) if such failure has not been cured by the last day of such postponement, United Dominion may terminate this Agreement as set forth in clause (2) below, or proceed to Closing and receive a credit to the Purchase Price of $50,000 for each Real Property to which such failure relates, provided, that the aggregate of all amounts expended to cure such failure and all such credits to the Purchase Price shall not exceed Five Hundred Thousand Dollars ($500,000), or (2) terminate this Agreement in which event the Principals shall pay to United Dominion the full amount of its costs and expenses incurred in connection with the negotiation of this Agreement and the related transactions and its due diligence investigation in connection with such transactions, including attorneys' fees and expenses, not to exceed Five Hundred Thousand Dollars ($500,000).

        10.03 Termination by Sellers. If (i) there has been a material breach by United Dominion of any representation or warranty contained in this Agreement or a material breach of any of the covenants or agreements set forth in this Agreement on the part of United Dominion, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Sellers to United Dominion, or (ii) any condition set forth in this Agreement as a condition to the Sellers' obligation to sell the Real Properties and consummate the other transactions contemplated herein is not satisfied at the Closing in all material respects, the Sellers may elect one of the following alternatives:

               (A) terminate this Agreement, in which event the Deposit shall be retained by Sellers and all rights and obligations of Sellers and United Dominion hereunder shall terminate immediately, with no party having any further liability to any other party (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03 of this Agreement);

               (B)    waive their right to terminate and proceed to the Closing;
or

               (C) seek specific performance of this Agreement; provided that if specific performance is not awarded to Sellers, Sellers shall retain the Deposit as contemplated in (A) above.

        10.04 Termination by Mutual Agreement or by External Event. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of United Dominion and SAM, or by either United Dominion or SAM if (a) the Closing shall not have occurred by December 31, 1996, provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner or failed to satisfy a condition to the Closing that shall have proximately contributed to failure of the Closing by such date, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or injunction. In the event of any such termination (other than as a result of the failure by United Dominion to assume the Loan Documents) the Deposit shall be promptly returned to United Dominion and all rights and obligations of the Sellers and United Dominion hereunder shall terminate immediately, with no party having any further liability to any other party (other than with respect to the indemnities set forth in Sections 3.02, 11.01, 11.02 and 11.03 of this Agreement).

                                          ARTICLE XI.

                                          INDEMNITIES

        11.01 United Dominion Indemnities. United Dominion will indemnify, defend, protect and hold Sellers, PIC and their Affiliates and their respective officers, directors, partners, members, stockholders and employees harmless from and against all actions, claims, penalties, damages and expense, including without limitation reasonable attorneys' fees, based upon or arising out of
(i)(A) all matters relating to the ownership and operation of any Real Property and the related Fixed Assets after the Closing Date, and (B) any claim for personal injury or property damage based on any event occurring on or about any Real Property after the Closing Date, (ii) the assumption by United Dominion of the Assumed Contracts and the Tenant Accounts related to the Real Properties, and (iii) the inaccuracy, breach or default of any representation, warranty, covenant or agreement which is made by United Dominion in this Agreement; provided, however that no such indemnity arising from the inaccuracy or claimed inaccuracy of any representation or warranty shall be sought from or charged against United Dominion until, and only to the extent that, the aggregate claims, penalties, damages and expenses resulting from such inaccuracy or claimed inaccuracy and any inaccuracy or claimed inaccuracy for which United Dominion is liable for indemnification pursuant to this Agreement and the Option exceed $100,000 and provided, further, that such indemnified party makes a written claim for indemnification with the applicable survival period referred to in Section 13.12. The monetary obligations of United Dominion to indemnify and hold harmless pursuant to this Section 11.01 and the Option shall be limited to an aggregate of $25,000,000. This Section 11.01 shall survive termination of this Agreement for any reason whatsoever.

        11.02 Principals' Indemnities. The Principals, jointly and severally, will indemnify, defend, protect and hold United Dominion and its Affiliates and their respective officers, directors, stockholders, employees harmless from and against all actions, claims, penalties, damages and expense, including, without limitation, reasonable attorneys' fees, based upon or arising out of: (i) all matters relating to the ownership and operation of any Real Property, the Fixed Assets or the Cable Assets and the affairs of any of SAM, PIC, the Principals, the Real Property Owners and the Investors prior to the Closing Date, (ii) any claim for personal injury or property damage based on any event occurring on or about any Real Property prior to the Closing Date, (iii) all matters arising out of any contract or agreement relating to any Real Property existing prior to the Closing Date, other than as relates to the performance of the Assumed Contracts and in connection with the Tenant Accounts after the Closing Date, (iv) any claims or causes of action relating to the Assumed Contracts and Tenant Accounts and based on events occurring prior to the Closing Date, (v) all liabilities of SAM and PIC other than as relates to the performance of the Assumed Contracts and in connection with the Tenant Accounts after Closing, and (vi) the inaccuracy, breach or default of any representation, warranty, covenant or agreement which is made by Sellers or PIC or any one of them, in this Agreement; provided, that such indemnified party makes a written claim for indemnification within the applicable survival period referred to in Section 13.12. Notwithstanding the foregoing, the Principals shall not be required to indemnify United Dominion for the inaccuracy or claimed inaccuracy of any representation or warranty regarding the status or condition of a Real Property unless and until the aggregate claims, penalties, damages and expenses resulting from such inaccuracy or claimed inaccuracy and any inaccuracy or claimed inaccuracy for which the Principals are liable for indemnification pursuant to this Agreement and the Option shall exceed $100,000. The monetary obligations of the Principals to indemnify and hold harmless pursuant to this Section 11.02 and the Option shall be limited to an aggregate of $25,000,000. This Section 11.02 shall survive termination of this Agreement for any reason whatsoever.

        11.03 Procedure; Set-Off. (a) Promptly after receipt by an indemnified party under Section 11.01 or 11.02 above of notice of the commencement of any action against such indemnified party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under either such Section, notify the indemnifying party or parties in writing of the commencement thereof; and the omission so to notify the indemnifying party or parties, if materially prejudicial to the indemnifying party or parties, shall relieve it or them from any liability which it or they may have to any indemnified party under such Section. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party or indemnifying parties of the commencement thereof, the indemnifying party or parties shall assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party or parties and the indemnified party shall have been advised by counsel that representation of such indemnified party and the indemnifying party or parties by the same counsel may be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the indemnified party shall have the right to select alternative separate counsel reasonably satisfactory to the indemnifying party to defend such action on behalf of such indemnified party. It is understood that the indemnifying party or parties shall, in connection with any such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys and the fees and expenses of local counsel, if appropriate. The indemnifying party or parties will not be liable for any settlement of such action entered into without its or their consent and will not be liable to an indemnified party under this Section 11.03 for any legal or other expenses incurred by such indemnified party in connection with the defense thereof unless (i) such indemnified party shall have employed separate counsel in accordance with the provision to the next preceding sentence, (ii) the indemnifying party or parties shall not have employed counsel reasonably satisfactory to such indemnified party to represent such indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party or parties have authorized the employment of counsel for such indemnified party at the expense of the indemnifying party or parties; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

        (b) United Dominion and the Principals shall attempt in good faith to resolve their disputes with respect to requests for indemnification pursuant to
Article XI and, if they so agree, United Dominion or the Principals, as the case may be, shall pay such request or consent to a draw against the Letter of Credit, in each case in such amount as is agreed upon. If such efforts are unsuccessful entirely or in part, United Dominion and the Principals shall submit such dispute to non-binding mediation, which shall be conducted pursuant to the model procedures for mediating business disputes of the Center for Public Resources then in effect. If such mediation is unsuccessful entirely or in part, any party may file a petition with the federal district court for the Eastern District of Virginia, with venue in Richmond, Virginia or, if such court does not have jurisdiction of the matter, to the Circuit Court for the City of Richmond Virginia, requesting that such court finally determine the issue and, to the extent it determines appropriate, order United Dominion or the Principals, as the case may be, to pay the other party's request for indemnification or consent to a draw against the Letter of Credit. The parties submit to jurisdiction of such courts and waive any defense of inconvenient forum in connection with any such action brought therein. United Dominion, on the one hand, and the Principals, on the other, will share the expenses of any mediation equally, but shall bear their own expenses in connection with the submission of any dispute to a court hereunder.

        (c) Notwithstanding any provision of the United Dominion Notes to the contrary, to the extent United Dominion and the Principals have agreed, or it has been determined pursuant to Section 11.03(b), that United Dominion is entitled to indemnification from the Principals pursuant to Section 11.02 United Dominion may set off all or any part of such indemnification obligation against its obligations pursuant to any United Dominion Notes held by the Principals or their respective affiliates.

        11.04 Waiver of Representations and Warranties. If any party having knowledge at Closing of the breach of a representation, warranty, covenant or agreement made for its benefit herein or in any other document delivered herewith elects not to terminate this Agreement but to proceed to Closing, it shall be deemed to have waived the breach of such representation, warranty, covenant or agreement and the party making such representation, warranty, covenant or agreement shall have no liability with respect thereto, whether pursuant to Section 11.01, 11.02 or otherwise.

        11.05 Letters of Credit. (a) To secure their obligations under Section 11.02, at Closing the Principals will deliver to United Dominion one or more one-year letters of credit payable to United Dominion in the aggregate amount of $2,250,000, which shall be renewed on the first anniversary of the Closing Date for one year, which shall be renewed for one year and reduced to an aggregate of $1,000,000 on the second anniversary of the Closing Date and which shall be renewed for one year on the third anniversary of the Closing Date, issued by a bank or banks reasonably satisfactory to United Dominion and including substantially the terms set forth in Exhibit S hereto. The Principals shall notify United Dominion at least five (5) business days prior to the expiration of each such letter of credit whether the issuing bank (or other bank reasonably satisfactory to United Dominion) has issued its binding commitment to renew or replace such letter of credit as set forth above. If any such issuing bank has not issued such a binding commitment and Principals have not received a binding commitment of another bank, reasonably satisfactory to United Dominion, to issue a replacement letter of credit, then United Dominion shall be entitled to draw the full undrawn amount under the expiring letter of credit, the proceeds of such draw to be held by United Dominion in place of the letter of credit as security for the Principals' obligations under Section 11.02.

        (b) United Dominion shall give the Principals 10 days' advance notice of its intent to draw under the Letter of Credit in connection with any unsatisfied request by it for indemnification pursuant to Section 11.02 (other than a request for indemnification relating to any penalties, damages and expenses incurred by United Dominion in connection with any action or claim brought against it by any person other than one or more of the Principals, SAM, PIC or any of their Affiliates). Such notice will specify the date on which the proposed draw will be made and the circumstances justifying the proposed draw. If the Principals believe in good faith that United Dominion is not entitled to draw under the Letter of Credit in connection with such request for indemnification, (other than a request for indemnification relating to any penalties, damages and expenses incurred by United Dominion in connection with any action or claim brought against it by any person other than one or more of the Principals, SAM, PIC or any of their Affiliates) then, not later than the business day preceding the day on which the proposed draw is to be made, the Principals shall give written notice to United Dominion of the reasons for such belief and United Dominion shall defer the proposed draw until such dispute is resolved as provided in Section 11.03(b).

                                         ARTICLE XII.

                                           EMPLOYEES

        12.01 Property Employees. United Dominion and or an Affiliate of United Dominion (collectively, the "Post-Closing Employer") shall offer employment to all persons employed by SAM "on-site" at a Real Property (or any property subject to the Option) ("Property Employees"), such employment to be offered at such base salary as is paid to Property Employees as of the Closing Date (such base salaries not to be increased materially following the date of this Agreement), such employment to commence at Closing, provided however that the Post-Closing Employer shall not be obligated to assume or be responsible for any obligations of Sellers or the Real Property Owners (or the owners of any property subject to the Option) prior to Closing, including without limitation obligations to or in respect to such persons, and any other obligations for any claims for salary or pursuant to any SAM Benefit Plan. Prior to the Closing, Sellers may terminate any SAM Benefit Plan. SAM agrees to make adequate disclosure and give any notice required by law to Property Employees before Closing with respect to the transactions contemplated hereby and the effects on benefits and severance of all Property Employees engaged in the operation of the Real Properties, and to pay on behalf of itself (or cause to be paid) any and all vacation, severance pay and other claims for periods of service prior to Closing of any or all of Property Employees. Nothing in this Agreement shall limit the Post-Closing Employer from taking any action at any time after Closing in respect of its employees or the terms and conditions of employment. Nothing in this Agreement is intended to give any Property Employees any right to continued employment after Closing. As of the Closing Date, the Property Employees are all employees of SAM.

        The rights of any Property Employees who may be hired by the Post-Closing Employer in respect of employee benefits on or after Closing shall be governed by the terms of the employee plans or programs (if any) maintained, established or contributed to by United Dominion or an Affiliate of United Dominion, and such employees will have no rights or claims against United Dominion, any Affiliate of United Dominion or any of United Dominion's or an Affiliate of United Dominion's employee benefit plans or program except as they may be entitled to benefits accrued thereunder as a result of their employment by the PostClosing Employer on or after Closing. Property Employees will not be third party beneficiaries of this Agreement. Neither Sellers nor any Real Property Owner shall have any liability for any matter concerning any such plan.

        12.02 Indemnification. (a) Sellers will remain fully responsible for and will defend, indemnify and hold United Dominion and its Affiliates and their respective officers, directors, shareholders and employees harmless from and against any and all liabilities and obligations arising prior to Closing out of Sellers' relationship with Property Employees and any termination, layoff, or other alteration by Sellers of Property Employees' status, compensation or benefits, including without limitation any such liabilities or obligations for:
(i) vacation pay and severance pay arising prior to Closing; (ii) any claims arising prior to Closing under any federal or state law, statute, executive order, or regulation, governing wages, hours, fair employment practices, or other terms and conditions of employment, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and ERISA relating to the operations of SAM or the SAM Benefit Plans; (iii) any claims arising prior to Closing for breach of an employment contract, whether brought under the common law or pursuant to statute, for wrongful discharge, or for any causes of action arising from the termination of employment by SAM; (iv) all employee benefit plans or programs, including the SAM Benefit Plans and any other welfare, pension, retirement, savings and profit sharing plan; and (v) all of Property Employees' vested or owned benefits and rights with respect to SAM, if any, and all expenses attributable thereto. Sellers agree to be financially responsible for all worker's compensation claims having any accident date prior to Closing, even if such claims are brought against United Dominion after Closing.

        (b) United Dominion will remain fully responsible for and will defend, indemnify and hold Sellers and their Affiliates and their respective officers, directors, shareholders and employees harmless from and against any and all liabilities and obligations arising after the Closing Date out of United Dominion's relationship with Property Employees for: (i) vacation pay and severance pay arising after Closing; (ii) any claims arising after Closing under any federal or state law, statute, executive order, or regulation, governing wages, hours, fair employment practices, or other terms and conditions of employment, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and ERISA relating to the operations of United Dominion or any of its affiliates or the benefit plans of United Dominion; (iii) any claims arising after Closing for breach of an employment contract, whether brought under the common law or pursuant to statute, for wrongful discharge, or for any causes of action arising from the termination of employment by United Dominion or any of its Affiliates; (iv) all employee benefit plans or programs and any welfare, pension, retirement, savings and profit sharing plan ; and (v) all of Property Employees' vested or owned benefits and rights with respect to United Dominion or any of its Affiliates, if any; and all expenses attributable thereto. United Dominion agrees to be financially responsible for all worker's compensation claims having any accident date after Closing.

                                         ARTICLE XIII.

                                         MISCELLANEOUS

        13.01 Notice. Whenever any notice may be given or is required to be given under the terms of this Agreement, the same shall be given in writing and either sent by certified mail, return receipt requested, postage pre-paid or by a national overnight delivery service, delivery pre-paid or delivered by hand with written receipt acknowledged, or by telecopy followed by another permitted means of delivery. For purposes of giving notice hereunder the addresses of the respective parties are:

               If to United Dominion:

                      Mr. Richard B. Chess
                      United Dominion Realty Trust, Inc.
                      10 South 6th Street, Suite 203
                      Richmond, Virginia 23219-3802
                      Facsimile: (804) 343-1912

               With copies to James Dolphin and Katheryn E. Surface, Esq., at the above address.

               If to any Seller or to PIC:

                      c/o Mr. Jeffery W. Kentner
                      Southeast Apartments Management, Inc.
                      211 State Street
                      Greensboro, North Carolina  27408
                      Facsimile: (910) 272-9730

               With a copy to:

                      Charles M. Schwartz, Esq.
                      Gibson, Dunn & Crutcher LLP
                      1717 Main Street, Suite 5400
                      Dallas, Texas  75201-7390
                      Facsimile: (214) 698-3400

or to such other address as any party shall specify by written notice, so given, and such notice shall be deemed to have been delivered as of the date so delivered.

        Any notice required or given hereunder shall be deemed received when received if sent by telecopy, hand or overnight delivery service, or seven (7) days after posting if sent by certified mail, return receipt requested. Further, all notices given pursuant to this Agreement from Sellers to United Dominion or from United Dominion to Sellers will be effective if executed and sent by counsel to the respective party.

        13.02 Successors and Assigns. All rights and obligations of the parties hereto under this Agreement shall inure to and be binding on their respective successors and assigns.

        13.03 Severability. If any provision of this Agreement shall be in violation of any applicable law or unenforceable for any reason, the invalidity or unenforceability of any provision shall not invalidate or render unenforceable any other provision hereof, which other provisions shall remain in full force and effect.

        13.04 Entire Agreement. This Agreement and the other documents contemplated hereby and thereby constitute the entire agreement between the parties hereto and thereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.

        13.05 Modification. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

        13.06 Incorporation by Reference. All of the Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof.

        13.07 Cooperation; Further Assurances. Sellers agree to cause each Real Property Owner, at United Dominion's cost and expense, to cooperate with United Dominion after Closing, and to assist United Dominion after Closing in order for there to be an orderly transition of ownership of the Real Properties. Sellers further covenant and agree to cause each Real Property Owner, and PIC covenants and agrees to sign, execute and deliver or cause to be signed, executed and delivered and to do or make, or to cause to be done or made, upon the written request of United Dominion and at United Dominion's cost and expense, any and all agreements, instruments, papers, deed, acts or things, supplemental, confirming or otherwise, as may be reasonably required by United Dominion for the purpose of or in connection with the transactions contemplated hereby.

        13.08 Time is of the Essence. Time is of the essence with respect to every provision of this Agreement.

        13.09 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

        13.10 Applicable Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent that the laws of the jurisdiction in which any Real Property is located are mandatorily applicable to a provision of this Agreement.

        13.11 Like-Kind Exchange. United Dominion reserves the right to assign its rights under this Agreement to purchase any Real Property (but without release of its obligations hereunder or under any other agreement relating to such Real Property) to a third party who may purchase or sell and thereafter exchange such Real Property in accordance with the provisions of Section 1031 of the Code. Such exchange shall be accomplished at no additional expense or delay to Sellers or their Affiliates and United Dominion agrees to indemnify Sellers and their Affiliates against any claims or liabilities resulting from structuring the transaction involving such Real Property as an exchange, rather than a direct purchase.

        13.12 Survival of Representations and Warranties. Except as otherwise set forth in this Agreement, the representations and warranties contained herein shall survive the Closing for four years from the date of Closing, provided, however, that the tax representations and warranties shall survive until 60 days after the expiration of the applicable statute of limitations (including any extensions thereof) with respect to any tax liability in question.

        13.13 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

        13.14 Sellers' Obligations. All agreements, covenants and other obligations of Sellers or PIC under this Agreement, including any representation and warranty made by Sellers or PIC herein, and Sellers' or PIC's liability resulting from any breach of any such agreement, covenant or obligation, shall be joint and several.

        13.15 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) the Purchase Price shall be reduced by an amount bearing the same proportion to the aggregate amount of the first dividends payable to the Principals as holders of record of the United Common Stock issued pursuant to this Agreement that the number of days between the Closing and the record date for such payment of such dividends bears to the number of days between such record date and the immediately preceding record date and (ii) United Dominion shall pay all premiums in connection with the title insurance policies contemplated by Section 8.02(a). Costs and expenses of SAM incurred in connection with this Agreement and the transactions contemplated hereby shall be deemed costs and expenses of the Sellers and shall be paid by the Sellers.

        13.16 Transfer Taxes and Fees. All fees, taxes or assessments charged to grantors, transferors or assignors under the applicable law in connection with the transactions contemplated herein, together with all other transfer, sales, recording and filing fees resulting from the transfer of the Real Property to United Dominion shall be paid by United Dominion or Sellers, as the case may be, as set forth on Exhibit T in accordance with the Purchase Price Allocation attached as Exhibit U.

        13.17 No Third Party Beneficiaries. There are no third-party beneficiaries of this Agreement, express or implied, and no party who is not a signatory to this Agreement shall have any rights or remedies hereunder. The parties acknowledge that the Principals rights and remedies under this Agreement shall not be limited by reference to their ownership interest in any Real Property Owner and that the Principals may enforce the provisions of this Agreement in full in the place of any Real Property Owner.

                               [Signatures appear on next page]

        IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties hereto as of the date first above written.

SAM

SOUTHEAST APARTMENTS MANAGEMENT, INC.,
a North Carolina corporation

By:     __________________________________

Its:    ___________________________________

PARTNERS IN COMMUNICATIONS, INC.,
a North Carolina corporation

By:     __________________________________

Its:    ___________________________________

United Dominion:

UNITED DOMINION REALTY TRUST, INC.,
a Virginia corporation

By:     ___________________________________

Its:    ___________________________________

The Principals:

- -----------------------------
        John C. Harmon

- -----------------------------
        Jeffery W. Kentner

- -----------------------------
        Thomas L. White, Jr.

                                         July 29, 1996

BY FACSIMILE (910) 272-9730

Mr. Jeffery W. Kentner
Southeast Apartments Management, Inc.
211 State Street
Greensboro, North Carolina  27415

Re: Reinstatement and Amendment of Agreement of Purchase and Sale dated July 1, 1996 (the "Purchase Agreement")

Dear Jeff:

This letter is to set forth the terms upon which we will agree to reinstate the Purchase Agreement with the following amended or additional terms and conditions.

1. COBRA. SAM agrees to cooperate with United Dominion prior to Closing with respect to the potential post-closing administration and sponsorship by United Dominion of the health plan of SAM. It is acknowledged by United Dominion that United Dominion does not expect any costs to be incurred by SAM in connection with potential post-closing administration and sponsorship by United Dominion of such health plan.

2. Exhibits U and W. Exhibit U is amended as set forth on the attached revised Exhibit U. With respect to property in Georgia, Exhibit W is amended to delete the next to last sentence in paragraph 1. In the event of a United Dominion breach of the covenant contained in paragraph 1(b), the Sellers shall be paid liquidated damages of $50,000.

3. Cape Harbor. United Dominion will prepare a punch list of items to be completed with respect to Cape Harbor by August 5, 1996, which punch list shall be satisfactory to SAM. The completion of the punch list items will be a condition precedent to United Dominion=s obligation to close.

4. Northwinds II. United Dominion acknowledges that the easement reserved for the benefit of Phase II at Northwinds in the Seller Disclosure Letter is a Permitted Exception with the following additional terms. The easement shall require that the Seller shall pay its reasonable prorata share for the use of the clubhouse and other amenities beginning January 1, 1998. If the Seller does not pay such amount, the right to use the clubhouse and amenities shall automatically terminate. The easement shall also require that the Seller indemnify United Dominion and its successors and assigns (and carry public liability insurance in commercially reasonable amounts) for its use of the Phase I property pursuant to the easement.

5. Title and Survey. The Fleet Deeds of Trust shall not be a Permitted Encumbrance and shall be released at Closing. The Sellers will use their commercially reasonable efforts under the circumstances to complete the other items you have mentioned in your recent correspondence with Katheryn.

6. Waiver. United Dominion will waive its right to terminate the Purchase Agreement pursuant to Section 3.01 and the Sellers waive their right to terminate pursuant to Section 3.03. United Dominion agrees to assume the Assumed Notes and Assumed Loan Documents, and (i) with respect to the Assumed Notes held by First Union National Bank and Wachovia, to cause the release of the Principals and the Real Property Owners from their respective obligations under the Assumed Notes, and (ii) with respect to the Assumed Notes held by FNMA, to cause the release of the Principals and the Real Property Owners from their obligations under the respective Assumed Notes, other than certain environmental obligations required by FNMA. Failure of United Dominion or its Affiliate to assume the Assumed Notes and the Assumed Loan Documents and cause the releases described in (i) and (ii) of the preceding sentence by September 5, 1996 shall be a material breach of the Purchase Agreement.

7. Operation of Assets. The Seller shall use their commercially reasonable efforts under the circumstances to comply with Section 8.02 (d) (iv) of the Purchase Agreement.

8. Closing. Closing shall take place as contemplated pursuant to Section 9.01 of the Purchase Agreement, with all parties using their best efforts to close by such date. In the event Closing does not occur by August 20, 1996, except as a result of willful or negligent acts of the Sellers, the Sellers shall be paid $20,000 per day (the "Closing Penalty") as damages until the earlier to occur of
(i) Closing, or (ii) the date either party has the right to terminate the Purchase Agreement. In the event United Dominion exercises its right to extend Closing as contemplated by Section 2.02 of the Purchase Agreement, the Closing Penalty shall accrue notwithstanding the extension.

9. Escrow Agreement. The Escrow Agreement shall be reinstated and United Dominion shall promptly deposit Nine Million Five Hundred Thousands Dollars ($9,500,000) with the Escrow Agent to be held with the Five Hundred Thousand Dollars ($500,000) currently deposited with the Escrow Agent and disbursed pursuant to the Escrow Agreement.

If you agree with these terms, please execute a copy of this letter and return it to me by 5:00 p.m. July 30, 1996, in which case the Purchase Agreement and the Escrow Agreement shall be reinstated, subject to the foregoing amended or additional terms and conditions. The terms of this letter are subject to contemporaneous acceptance of the letter agreement with respect to the Option, as defined in the Purchase Agreement (the "Option Letter"). If we do not receive a fully executed copy of this letter and the Option Letter by 5:00 p.m. July 30, 1996, this offer shall automatically terminate.

Sincerely,

Richard B. Chess
Director of Acquisitions

cc:     James W. Featherstone, III, Esquire
        Randall S. Parks, Esquire
        Charles M. Schwartz, Esquire (By fax:  (508) 325-6086)
        Ms. Katheryn E. Surface

SEEN AND AGREED:

SOUTHEAST APARTMENTS MANAGEMENT, INC.,
a  North Carolina corporation

By:

Its:

PARTNERS IN COMMUNICATIONS, INC.,
a North Carolina corporation

By:
Its:

PRINCIPALS:

John C. Harmon

Jeffery W. Kentner

Thomas J. White, Jr.

ESCROW AGENT:

LAWYERS TITLE INSURANCE CORPORATION,
a Virginia corporation

By:

Its:

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



                                        August 5, 1996

BY FACSIMILE (910) 272-9730
AND OVERNIGHT COURIER

Mr. Jeffery W. Kentner
Southeast Apartments Management, Inc.
211 State Street
Greensboro, North Carolina 27415

Re: Amendment of Agreement of Purchase and Sale dated July 1, 1996, as amended by Letter Agreement dated July 29, 1996 (the "Purchase Agreement")

Dear Jeff:

This letter sets forth certain amendments to the Purchase Agreement relating to United Dominion's obligation to deliver registered shares of United Dominion Common Stock at Closing. Unless otherwise defined, capitalized terms used in this letter have the meanings assigned to them in the Purchase Agreement.

1. Section 7.04, Listing Application. Notwithstanding the provisions of Section
7.04 of the Purchase Agreement, not later than the date on which United Dominion files the Registration Statement referred to in the amended and restated Investment Agreement referred to in paragraph 2, below (the "Registration Statement"), United Dominion shall prepare and submit to the NYSE a listing application covering the Common Stock to be issued to the Principals pursuant to the Agreement and shall use its best efforts to obtain approval for the listing of such Common Stock on the NYSE as soon as possible, but in no event later than the seventy-fifth day following Closing.

2. Investment Agreement. The Investment Agreement (Exhibit G-1) to be delivered by each Principal to United Dominion at Closing pursuant to Section 9.03(l) of the Purchase Agreement is amended and restated in the form attached hereto. All references in the Purchase Agreement and any related documents to the Investment Agreement shall be deemed to refer to the attached form of the Investment Agreement.

3. Section 9.04(g). (a) Section 9.04(g)(vi) of the Purchase Agreement is deleted and the following is substituted therefor:

               (vi) The issuance of United Common Stock pursuant to this Agreement does not conflict with the registration requirements of the Securities Act and the Virginia Securities Act and the North Carolina Securities Act.

        (b) Section 9.04(g)(vii) of the Purchase Agreement is amended by deleting the words ", both of which have been obtained" at the end of such subparagraph.

If the foregoing is satisfactory to you, please so indicate by executing a copy of this letter and returning it to me by facsimile by 5:00 p.m. Thursday, August 8, 1996, with the original following by first class mail.

Sincerely,

Katheryn E. Surface
Vice President and General Counsel

cc:  Mr. Richard B. Chess
        James W. Featherstone, III, Esquire
        Randall S. Parks, Esquire
        Charles M. Schwartz, Esquire

SEEN AND AGREED:

SOUTHEAST APARTMENTS MANAGEMENT, INC.,
a North Carolina corporation

By:__________________________
Name:

Title:

PARTNERS IN COMMUNICATIONS, INC.,
a North Carolina Corporation

By:__________________________
Name:

Title:

PRINCIPALS:

- -----------------------------
John C. Harmon

- -----------------------------
Jeffery W. Kentner

- -----------------------------
Thomas J. White, Jr.

This exhibit omits the exhibits and schedules (the "Omitted Schedules") the contents of which are briefly identified under "Exhibits and Schedules" in the Table of Contents. The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

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